PURCHASE AND SALE AGREEMENT
by and between
FIDELITY EXPLORATION & PRODUCTION COMPANY
(“Seller”)

And
LIME ROCK RESOURCES, III-A, L.P.
(“Buyer”)

July 17, 2014

3795202v1

TABLE OF CONTENTS

1.	Purchase and Sale; Purchase Price		1
	1.1.	Title and Environmental Defects	1
	1.2.	Preferential Purchase Rights; Required Consents	5
	1.3.	Gas Imbalances	7
	1.4.	Casualty Loss	7
	1.5.	Certain Upward Adjustments	7
	1.6.	Certain Downward Adjustments	7
	1.7.	Closing Date Estimates	8
	1.8.	Final Accounting	8
	1.9.	Payments	9
2.	Seller’s Representations and Warranties		9
	2.1.	Organization and Good Standing	9
	2.2.	Authority	9
	2.3.	No Breach	9
	2.4.	Litigation	10
	2.5.	Taxes	10
	2.6.	Permits	10
	2.7.	Compliance with Laws	10
	2.8.	Contracts	10
	2.9.	Current Commitments	11
	2.10.	Payment of Burdens	11
	2.11.	Suspended Funds	11
	2.12.	Gas Imbalances	11
	2.13.	Advance Payments	11
	2.14.	Payout Balances	12
	2.15.	Preferential Purchase Rights and Required Consents	12
	2.16.	Broker’s or Finder’s Fees	12
	2.17.	Bankruptcy	12
	2.18.	Wells and Equipment	12
	2.19.	Non-Consent Operations	12
	2.20.	Absence of Certain Changes	12

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	2.21.	Wells and Units	12
	2.22.	Environmental	13
	2.23.	Insurance	13
	2.24.	Liens	13
3.	Buyer’s Representations and Warranties		13
	3.1.	Organization and Good Standing	13
	3.2.	Authority	13
	3.3.	No Breach	14
	3.4.	Governmental Consent	14
	3.5.	Litigation	14
	3.6.	Broker’s or Finder’s Fees	14
	3.7.	Bankruptcy	14
	3.8.	Funding; Investment	14
	3.9.	No Knowledge of Breach	15
4.	Covenants		15
	4.1.	Access to Records	15
	4.2.	Access to Properties	15
	4.3.	Conduct of Business	16
	4.4.	Revenues Held for the Benefit of the Other Party	17
	4.5.	Revenues and Expenses	17
	4.6.	Suspended Funds	17
	4.7.	Successor Operator	17
	4.8.	Governmental Bonds	18
	4.9.	Record Retention	18
	4.10.	Limitations on Seller Representations and Warranties	18
5.	Buyer’s Conditions Precedent		20
6.	Seller’s Conditions Precedent		21
7.	The Closing		22
	7.1.	Buyer’s Deliveries	22
	7.2.	Seller’s Deliveries	23
	7.3.	Post-Closing Adjustments	23
	7.4.	Post-Closing Deliveries	23
	7.5.	Costs	23

	7.6.	Risk of Loss	24
8.	Press Releases		24
9.	Indemnification		24
	9.1.	Assumed Obligations	24
	9.2.	Seller’s Indemnification	24
	9.3.	Buyer’s Indemnification	24
	9.4.	EXCLUSIVE REMEDY; EXTENT OF INDEMNIFICATION	25
	9.5.	Indemnification Procedure	25
	9.6.	Defense	26
	9.7.	Certain Limitations on Indemnity Obligations	26
10.	Termination		28
	10.1.	Right to Terminate	28
	10.2.	Effect of Termination	28
11.	Default		29
12.	Tax Matters		29
	12.1.	Purchase Price Adjustment	29
	12.2.	Tax Reports and Returns	30
	12.3.	Sales Taxes	30
	12.4.	Federal Tax Reporting	30
13.	Arbitration		30
	13.1.	Consolidation	31
	13.2.	Initiation; Selection of Arbitrators	31
	13.3.	Expenses	31
	13.4	Procedure	31
	13.5.	Enforcement Remedies	32
	13.6.	Award of Fees	32
14.	Miscellaneous		32
	14.1.	Time	32
	14.2.	Notices	32
	14.3.	Survival	33
	14.4.	Cooperation	33
	14.5.	Filings, Notices and Governmental Approvals	34
	14.6.	No Third Party Beneficiaries	34

	14.7.	Cumulative Remedies	34
	14.8.	Choice of Law	34
	14.9.	Entire Agreement	34
	14.10.	Assignment	35
	14.11.	Amendment	35
	14.12.	Severability	35
	14.13.	Attorney Fees	35
	14.14.	Waiver	35
	14.15.	Counterparts; Facsimiles; Electronic Transmission	35
	14.16.	JOINT ACKNOWLEDGMENT	35
	14.17.	WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC	35
	14.18.	WAIVER OF CONSUMER RIGHTS	36
	14.19.	Mutuality	37
	14.20.	Schedules	37
	14.21.	1031 Exchange	37
15.	Definitions and References		37
	15.1.	Definitions	37
	15.2.	References and Construction	50

EXHIBITS AND SCHEDULES

EXHIBITS

Exhibit A	Properties and Allocated Values
Exhibit A-1	Real Property Interests
Exhibit A-2	Wells
Exhibit B	Form of Assignment, Bill of Sale and Conveyance
Exhibit C	Transition Operating Service Agreement

SCHEDULES

Schedule 1.4	Insurance
Schedule 2.3	No Breaches
Schedule 2.4	Litigation
Schedule 2.5	Taxes
Schedule 2.7	Compliance with Laws
Schedule 2.8	Material Contracts
Schedule 2.9	Current Commitments
Schedule 2.10	Payment of Burdens
Schedule 2.11	Suspended Funds
Schedule 2.12	Gas Imbalances
Schedule 2.13	Advance Payments
Schedule 2.14	Payout Balances
Schedule 2.15	Preferential Purchase Rights and Required Consents
Schedule 2.18	Wells and Equipment
Schedule 2.21	Wells and Units
Schedule 2.22	Environmental
Schedule 15.1(a)	Knowledge Persons (Buyer)
Schedule 15.1(b)	Knowledge Persons (Seller)
Schedule 9.2.3 (h)	Retained Liabilities

v

PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Agreement”) is entered into this 17th day of July, 2014 (“Execution Date”), between FIDELITY EXPLORATION & PRODUCTION COMPANY, a Delaware corporation (“Seller”), and LIME ROCK RESOURCES, III-A, L.P., a Delaware limited partnership (“Buyer”). Buyer and Seller are referred to herein, individually, as a “Party” and, collectively, as the “Parties”.
RECITALS
WHEREAS, Seller desires to sell and Buyer desires to purchase all of Seller’s right, title and interest in and to the Properties (as hereinafter defined); and
WHEREAS, the purchase and sale of the Properties and the Parties’ will be consummated on the terms and conditions set forth in this Agreement;
NOW, THEREFORE, for and in consideration of the mutual covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:
AGREEMENT
1.    Purchase and Sale; Purchase Price. At Closing, and upon the terms and subject to the conditions of this Agreement, Seller agrees to sell and convey to Buyer all of the Properties, and Buyer agrees to purchase, accept and pay for the Properties and to assume all of the Assumed Obligations. In consideration for the sale of the Properties, Buyer will pay to Seller the purchase price of Two Hundred Million DOLLARS ($200,000,000) (the “Purchase Price”) at Closing. Immediately upon execution of this Agreement, Buyer shall pay to Seller an earnest money deposit equal to five percent (5%) of the unadjusted Purchase Price (the “Deposit”). At Closing, the Deposit will be applied against the Purchase Price. The Purchase Price will be adjusted (without duplication) as set forth below in this Section 1.

1.1.
Title and Environmental Defects. The Purchase Price will be decreased for uncured Title Defects (net of Title Benefits) and Environmental Defects that exceed, individually, the respective Individual Defect Thresholds and, collectively, the Aggregate Defect Threshold, in accordance with this Section 1.1. Buyer may deliver to Seller, on or before the Defect Notice Date, one or more Defect Notices. Any matters that may otherwise constitute Title Defects or Environmental Defects, but with respect to which Seller has not received a Defect Notice from Buyer by the Defect Notice Date, shall be deemed to have been conclusively waived by Buyer for all purposes except the special warranty contained in the Assignment. All adjustments to the Purchase Price based on Title Defects will be based on the Allocated Values attributable to the affected Properties. In no event will the aggregate amount of Title Defect adjustments with respect to a Property exceed the Allocated Value of such Property. If the aggregate of all adjustments to the Purchase Price required under this Agreement in respect of any Property would equal or exceed the entire Allocated Value of such Property, then at Seller’s option and in lieu of such adjustment, Seller may

PURCHASE AND SALE AGREEMENT	1

exclude such Property from the purchase and sale hereunder or, if already assigned to Buyer, Buyer will execute and deliver to Seller an assignment (in the form of the Assignment) of such Property, and in each such case such Property shall be an Excluded Asset and the Purchase Price will be reduced in an amount equal to the entire Allocated Value of such Property (subject to repayment of any Purchase Price adjustments having been in respect thereof, if any). Upon timely delivery of a Defect Notice under this Section 1.1, Buyer and Seller will in good faith negotiate the validity of the claim and the amount of any adjustment to the Purchase Price using the following criteria:

1.1.1
No single Title Defect or Title Benefit shall be taken into account unless the value of such defect or benefit is determined to be more than Twenty Five Thousand Dollars ($25,000), and no single Environmental Defect shall be taken into account unless the value of such defect is determined to be more than Fifty Thousand Dollars ($50,000) (each an “Individual Defect Threshold”).

1.1.2
No adjustment will be made to the Purchase Price for either uncured Title Defects or for uncured Environmental Defects unless the total of all individual adjustments for such Title Defects and Environmental Defects that exceed the respective Individual Defect Thresholds exceeds one and one-half percent (1.5%) of the unadjusted Purchase Price, after first offsetting any Title Benefits against the Title Defects that, in each case, exceed the Individual Defect Threshold for Title Benefits and Title Defects (the “Aggregate Defect Threshold”). In the event that the aggregate amount of all such individual adjustments for uncured Title Defects and uncured Environmental Defects exceeds the Aggregate Defect Threshold after offsetting any Title Benefits, the adjustment to the Purchase Price shall only be for the amount by which the total of all such individual adjustments for uncured Title Defects and uncured Environmental Defects exceeds the Aggregate Defect Threshold after offsetting any Title Benefits.

1.1.3
If the adjustment is based on Seller owning an NRI in a Real Property Interest or Well which is less than that shown on Exhibit A for such Property, then the downward adjustment shall be calculated by multiplying the Allocated Value shown on Exhibit A for such Property by a fraction, the numerator of which is an amount equal to the NRI shown on Exhibit A for such Property less the NRI to which Seller is actually entitled taking such Title Defect into account, and the denominator of which is the NRI shown on Exhibit A for such Property.

1.1.4
If the adjustment is based on a Seller owning a Working Interest in a Well which is larger than the Working Interest for such Seller on Exhibit A, but without a proportionate increase in such Seller’s NRI for such Property, then the downward adjustment shall be calculated by determining the effective NRI that results from such larger Working Interest, determining

PURCHASE AND SALE AGREEMENT	2

what the NRI would be using such effective NRI and the Working Interest shown for such Seller and Property on Exhibit A and then calculating the adjustment in the manner set forth in Section 1.1.3.

1.1.5
If the adjustment is based on Seller owning fewer Net Acres in a Real Property Interest than those shown on Exhibit A for such Property, then the downward adjustment shall be calculated by multiplying the Allocated Value shown on Exhibit A for such Property by a fraction, the numerator of which is the number of Net Acres shown on Exhibit A for such Property minus the number of Net Acres actually owned by Seller in such Property, and the denominator of which is the number of Net Acres shown on Exhibit A for such Property.

1.1.6
If the adjustment is based on a Lien upon a Real Property Interest or Well that is liquidated in amount, then the downward adjustment is the amount necessary to remove such Lien from the affected Property.

1.1.7
If the adjustment is based on a liability to remediate, resolve or otherwise cure an Environmental Defect related to a Real Property Interest or Well, then the downward adjustment is that portion of the amount necessary to remediate, resolve or otherwise cure such Environmental Defect in the most cost effective manner reasonably available and consistent with common industry practices for which Buyer would be liable after Closing.

1.1.8
Seller may notify Buyer of Title Benefits in writing on or before the Defect Notice Date, which notice shall include a reasonably detailed description of such Title Benefit. The upward adjustment to the Purchase Price in respect of a Title Benefit shall be determined using the same principles as provided in this Section 1.1 with respect to Title Defects.

1.1.9
If a Title Defect or Environmental Defect is susceptible of being cured, then Seller will have the right to elect prior to Closing to cure such defect during the one hundred twenty (120) day period following Closing (the “Cure Period”). If Seller has elected in good faith to attempt to cure an alleged Title Defect or Environmental Defect, then no Purchase Price adjustment shall be made at Closing in respect of such defect and such election shall not waive or be deemed to waive Seller’s right to dispute the existence of such defect or the purchase price adjustment asserted with respect thereto. Buyer shall provide Seller and its representatives access to the Properties and Records during the Cure Period in connection with Seller’s efforts to cure alleged defects. If Seller cures any such defect, then such defect will thereafter no longer be considered for purposes of determining whether the Aggregate Defect Threshold has been met. Notwithstanding anything to the contrary in this Section 1, if the aggregate adjustment to the Purchase Price in respect of an Environmental Defect would exceed the aggregate Allocated Value of all of the Properties affected thereby, then either Buyer or Seller may elect in writing to

PURCHASE AND SALE AGREEMENT	3

permanently exclude all such affected Properties from the transaction contemplated hereby; and the Purchase Price shall be reduced by the aggregate Allocated Value for said Properties and each such Property will thereafter be treated as an Excluded Asset.

1.1.10
If Seller and Buyer are not in agreement as to (a) the existence of or value attributable to a Title Defect, Title Benefit or Environmental Defect, (b) whether or to what extent a Title Defect or Environmental Defect has been cured, or (c) the amount of any adjustments to be made to the Purchase Price in respect of any Title Defect, Title Benefit or Environmental Defect (a “Dispute”), then Seller and Buyer will submit the Dispute to arbitration as provided in this Section following written notice from one Party to the other Party on or before the date sixty (60) days following the end of the Cure Period that such Party is initiating dispute resolution in accordance with this Section, such notice to describe in reasonable detail the nature and specifics of the dispute (a “Dispute Notice”). Buyer, with respect to Title Defect and Environmental Defect Disputes, and Seller, with respect to Title Benefit Disputes, shall be deemed to have conclusively waived any unresolved Dispute to which the applicable Party has not delivered a Dispute Notice to the other Party on or before the date sixty (60) days following the end of the Cure Period. Following delivery of such Dispute Notice, the applicable dispute shall be resolved through the binding dispute resolution process set forth in this Section by submission to a title attorney licensed to practice in the State of North Dakota selected by Seller and Buyer, in the case of a Title Defect or Title Benefit, or to an environmental expert in the State of North Dakota selected by Seller and Buyer, in the case of an Environmental Defect (each such title attorney or environmental expert hereinafter, a “Consultant”). If the Parties do not agree on a Consultant within thirty (30) days after receipt of the initiating notice, then each Party will select one such title or environmental expert, as applicable, within ten (10) days thereafter and the Persons so selected by the Parties will appoint the Consultant within ten (10) days after the two Party representatives are selected, and the Consultant so appointed by the two Party representatives will resolve such matter without further involvement of the two Party representatives. The cost of the Consultant shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer shall each present to the Consultant and the other Party a single written statement of its position on the defect or benefit in question, together with a copy of this Agreement and any supporting material that such Party desires to furnish, not later than the fifteenth (15th) Business Day after appointment of the Consultant. In making a determination, the Consultant shall be bound by the terms of this Agreement and, may consider such additional information and testimony as the Consultant in its opinion deem necessary or appropriate to make a proper determination. By the thirtieth (30th) day following submission of the matter to the Consultant, applying the principles set forth in this Section 1.1, the Consultant shall make a determination of the matter

PURCHASE AND SALE AGREEMENT	4

submitted. The decision of the Consultant shall be in writing, shall be final, conclusive and binding on the Parties, without right of appeal, and enforceable against the Parties in any court of competent jurisdiction. The Consultant shall act as an expert for the limited purpose of determining the specific title or environmental dispute presented to it, shall be limited to the procedures set forth in this Section, may not hear or decide any matters except the specific title or environmental disputes presented to them and may not award damages, interest, costs, attorney’s fees, expenses or penalties to either Party.

1.1.11
If the Parties have mutually agreed upon (or if after Closing the Consultant shall have finally determined) the amount of any Purchase Price adjustment required to be made pursuant to the terms of this Section 1.1 in respect of a Title Benefit, or in respect of a Title Defect or Environmental Defect that Seller has elected not to cure or that otherwise remains uncured after expiration of the Cure Period, in each case, (a) prior to the date the Closing Statement is initially delivered pursuant to Section 1.7, then such amount will be included in the Purchase Price adjustments to be made at Closing in accordance with the Closing Statement, or (b) after the foregoing date but prior to the date the Final Statement is initially delivered pursuant to Section 1.8, then such amount will be included in the Purchase Price adjustments to be made after Closing in accordance with the Final Statement, or (c) after both such dates, then such adjustment will be made after the Closing in accordance with Section 1.9.

1.2.
Preferential Purchase Rights; Required Consents. Within ten (10) Business Days after the Execution Date, Seller shall provide any required notifications of a preferential purchase right, right of first refusal or other agreement which gives a Third Party a right to purchase a Property (or any part thereof) (“PPR”), requesting waivers thereof, in connection with the transactions contemplated hereby. Within ten (10) Business Days after the Execution Date, Seller will send letters seeking all applicable Required Consents. Seller will thereafter use commercially reasonable efforts (at no cost to Seller) to obtain all such waivers and consents, and after Closing Buyer will reasonably assist Seller in obtaining any remaining waivers and consents.

1.2.1
If, as of the Closing Date, a holder of a PPR has notified Seller that it elects to exercise its PPR with respect to the Property to which its PPR applies (determined by and in accordance with the agreement under which the PPR arises), then the Property covered by that PPR will not be sold to Buyer (subject to the remaining provisions in this Section 1.2), and the Purchase Price will be reduced by the Allocated Value of such Property. If, as of the Closing Date, the PPR has not been exercised or waived and the time for exercising such PPR has not expired, the Property covered by that PPR will be sold to Buyer subject to any rights of the holder of the PPR and no adjustment to the Purchase Price will be made with respect thereto and, in the event the holder of any such PPR thereafter exercises

PURCHASE AND SALE AGREEMENT	5

such PPR, Buyer will comply with all of the terms thereof and convey the applicable Property to the holder of the PPR or to Seller for conveyance to the holder of the PPR, as may be required by the terms of the PPR, and the Purchase Price will be reduced by the Allocated Value of such Property, and Seller will be entitled to the proceeds paid by such holder with respect thereto. If, as of the Closing Date, a holder of a Required Consent has not yet delivered such Required Consent and the time for granting such consent has not expired, then the Property covered by that Required Consent will not be conveyed to Buyer at Closing but shall still be considered part of the Properties in accordance with the provisions of Section 1.2.2, adjustments to the Purchase Price will still be made pursuant to Sections 1.5 and 1.6 with respect to such Property, and the Purchase Price will not be reduced as a result of such non-conveyance.

1.2.2
If a Property has been excluded from the Properties sold to Buyer at the Closing due to a pre-Closing exercise of a PPR, and if for any reason the purchase and sale of such Property is not or cannot be consummated with the holder of the PPR that exercised its PPR, then Seller shall so notify Buyer and, within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall sell, assign, and convey to Buyer and Buyer shall purchase and accept from Seller such Property pursuant to the terms of this Agreement and for the Allocated Value of such Property, subject to adjustments in accordance with Sections 1.5 and 1.6. If a Property has been excluded from the Properties sold to Buyer at the Closing due to a failure to obtain a Required Consent in accordance with Section 1.2.1, and if a Required Consent has been received or deemed received pursuant to the terms of the underlying agreement within six (6) months following the Closing Date, then Seller shall so notify Buyer and, within ten (10) Business Days after Buyer’s receipt of such notice, Seller shall assign and convey to Buyer and Buyer shall accept from Seller such Property pursuant to the terms of this Agreement. As between Buyer and Seller, with respect to any Property for which a Required Consent has not been obtained by the Closing, (a) Seller shall hold such Property as nominee for Buyer, effective as of the Effective Time, (b) Buyer shall pay any costs and expenses associated with that Property, and (c) Seller shall pay Buyer any revenues received by Seller that are associated with such Property for time periods from and after the Effective Time. If any Required Consent has not been received or deemed received within six (6) months following the Closing Date, then Seller shall no longer hold the respective Property as nominee for Buyer, the Purchase Price will be reduced by the Allocated Value of such Property, each Party shall repay to the other Party any amounts previously paid hereunder in respect of such Property, and such Property will be deemed not to have been conveyed to Buyer hereunder and shall be an Excluded Asset.

1.2.3	Properties excluded pursuant to this Section 1.2 will not be deemed to be affected by Title Defects or be subject to adjustments under Section 1.1.

PURCHASE AND SALE AGREEMENT	6

1.3.
Gas Imbalances. The Purchase Price will be adjusted upward or downward, as applicable, by (a) the net mcf amount of Seller’s aggregate wellhead gas imbalances as of the Effective Time multiplied by the average daily index as published by Platts Gas Daily, CIG, Rocky Mountains (Midpoint) for the most recently available month preceding Closing per mcf (upward for underage and downward for overage); and (b) the mmbtu amount of any pipeline imbalances or unsatisfied throughput obligations attributable to Seller or the Properties as of the Effective Time multiplied by the actual settlement price per mmbtu (upward for over deliveries and downward for under deliveries).

1.4.
Casualty Loss. If, after the Execution Date but prior to the Closing Date, any portion of the Properties is damaged, destroyed or taken by condemnation or eminent domain or suffers a reduction in value as a result of a Casualty (a “Casualty Loss”), (a) Buyer will nevertheless be required to close and shall take title to the Property affected by such damage without reduction of the Purchase Price and (b) Seller shall, at such its sole election, either (i) assign to Buyer all rights of Seller and its Affiliates to insurance proceeds under insurance policies issued by Third Parties, to condemnation awards and to other claims against Third Parties with respect to the Casualty, or (ii) repair or replace the affected Property to a condition similar to the condition of such Property immediately prior to the Casualty and retain all rights to insurance, condemnation awards, and other claims against Third Parties with respect to the Casualty. Until Closing (or if no Closing occurs, termination of this Agreement), Seller shall maintain insurance coverage it currently has in effect which is set forth on Schedule 1.4.

1.5.
Certain Upward Adjustments. The Purchase Price shall be increased by the following (without duplication): (a) the value of all merchantable allowable oil or other liquid Hydrocarbons owned by Seller in storage above the pipeline connection at the Effective Time that is credited to the Properties in accordance with gauging and other customary industry procedures, such value to be the current market price at the Effective Time, less taxes and gravity adjustments deducted by the purchaser of such oil or other liquid Hydrocarbons and less royalties and other burdens on production to the extent not paid by Seller; (b) the amount of all Operating Expenses and other costs and expenses paid by or on behalf of Seller in connection with the ownership, operation and maintenance of the Properties (including rentals, overhead, royalties, and other burdens) that are attributable to the period on or after the Effective Time; (c) upward adjustments required to be made under any of Sections 1.1 through 1.4; and (d) any other amount agreed upon by Buyer and Seller.

1.6.
Certain Downward Adjustments. The Purchase Price shall be decreased by the following (without duplication): (a) the amount of any proceeds actually received by Seller from the sale of Hydrocarbons produced from and after the Effective Time from the Properties (net of marketing fees, royalties and other burdens, and production, severance, sales, use and similar Taxes measured by or payable out of production and paid by, or on behalf of, Seller); (b) the amount equal to all unpaid ad valorem, property, production, severance and similar Taxes (excluding income,

PURCHASE AND SALE AGREEMENT	7

capital gains, franchise or similar Taxes) based upon or measured by the ownership of the Properties or the production of Hydrocarbons therefrom or the receipt of proceeds attributable thereto, for which Seller is responsible pursuant to Section 12, which amount shall, to the extent not actually assessed or known, be computed based upon such Taxes for the immediately preceding calendar year, or, if such Taxes are assessed on other than a calendar year basis, for the Tax period last ended; (c) downward adjustments required to be made under any of Sections 1.1 through 1.4; and (d) by One Million One Hundred Twenty Five Thousand Dollars ($1,250,000) as agreed upon by Buyer and Seller on July 15, 2014; and (e) any other amount agreed upon by Buyer and Seller.

1.7.
Closing Date Estimates. On or before three (3) Business Days prior to the Closing Date, Seller (with the cooperation of Buyer) will prepare, in accordance with the provisions of this Agreement, and deliver to Buyer a statement (the “Closing Statement”) setting forth each adjustment to the Purchase Price required under this Agreement (except as otherwise set forth in Section 1.1) and showing the calculation of such adjustments. The Closing Statement will be used to adjust the Purchase Price at Closing. Any final adjustments, if necessary, will be made pursuant to Section 1.8 of this Agreement.

1.8.
Final Accounting. On or before one hundred twenty (120) days after the Closing Date, Seller will prepare, in accordance with the provisions of this Agreement, and deliver to Buyer, a post-closing statement setting forth a detailed calculation of all final adjustments to the Purchase Price which takes into account all such adjustments provided in this Agreement (except as otherwise set forth in Section 1.1) (the “Final Statement”). If Buyer disputes any items in or the accuracy and completeness of the Final Statement, then as soon as reasonably practicable, but in no event later than thirty (30) days after its receipt of the Final Statement, Buyer will deliver to Seller a written exception report containing any changes Buyer proposes to be made to the Final Statement. If Buyer fails to deliver such exception report to Seller within that period, then the Final Statement as delivered by Seller will be deemed to be true and correct, binding upon and not subject to dispute by either Party. If Buyer delivers a timely exception report, as soon as reasonably practicable, but in no event later than fifteen (15) days after Seller receives Buyer’s exception report, the Parties will meet and undertake to agree on the final post-Closing adjustments. If the Parties fail to agree on the final post-Closing adjustments within sixty (60) days after Seller’s receipt of Buyer’s exception report, any Party will be entitled to submit the dispute for resolution through the binding dispute resolution process set forth in this Section by submission to the Accounting Referee. The cost of the Accounting Referee shall be paid fifty percent (50%) by Seller and fifty percent (50%) by Buyer. Seller and Buyer shall each present to the Accounting Referee, with a simultaneous copy to the other Party, a single written statement of its position on the dispute in question, together with a copy of this Agreement, the Closing Statement, the proposed Final Statement, and Buyer’s written exception report and any supporting material that such Party desires to furnish, not later than ten (10) Business Days after appointment of the Accounting Referee. In making its

PURCHASE AND SALE AGREEMENT	8

determination, the Accounting Referee shall be bound by the terms of this Agreement and, without any additional or supplemental submittals by either Party, may consider such other accounting and financial standards matters as in its opinion are necessary or appropriate to make a proper determination. The Parties shall direct the Accounting Referee to resolve the disputes within thirty (30) days after receipt of the written statements submitted for review and to render a decision in writing based upon such written statements. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Final Statement dispute presented to it, shall be limited to the procedures set forth in this Section, shall not consider any other disputes or matters and may not award damages, interest, costs, attorney’s fees, expenses or penalties to either Party. Upon agreement of the Parties (or resolution by the Accounting Referee) to the adjustments to the Final Statement, the Final Statement (as adjusted pursuant to such agreement or resolution) will be deemed final, conclusive and binding on all of the Parties, without right of appeal.

1.9.
Payments. The Purchase Price, as adjusted at Closing, will be payable at Closing in immediately available funds pursuant to wire transfer instructions designated in advance by Seller. Payments to be made following the Closing under this Section 1 shall be made by wire transfer of immediately available funds (pursuant to wire transfer instructions designated in advance by the receiving Party to the paying Party in writing) within five (5) Business Days after the final determination is made that such payments are due and payable.

2.    Seller’s Representations and Warranties. Seller represents and warrants to Buyer, as of the Execution Date, as follows:

2.1.
Organization and Good Standing. Seller is duly formed, validly existing and in good standing under the laws of the State of Delaware. Seller is duly qualified and/or licensed, as may be required, and in good standing in the State of North Dakota. Seller has all requisite power and authority to own and operate the Properties as now being operated by Seller and to carry on its business as now conducted.

2.2.
Authority. Seller has adequate power, authority and legal right to enter into and perform this Agreement (and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereunder) and to consummate such transactions, and Seller has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement is (and each other agreement, instrument, or document to be executed by Seller at Closing will be) legal, valid and binding with respect to Seller and enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by principles of equity.

2.3.	No Breach. Except as disclosed in Schedule 2.3, the execution, delivery, and performance of this Agreement do not and will not: (a) violate any provision of

PURCHASE AND SALE AGREEMENT	9

any organizational or governing document of Seller; (b) violate any Law applicable to Seller or the Properties; (c) violate, breach or constitute a default under, or result (with notice or lapse of time or both) in the breach, violation, acceleration or termination of, any agreement, contract, instrument, license, lease, promissory note, indenture, mortgage, deed of trust, or other arrangement to which Seller is subject or by which any of the Properties is bound or subject; or (d) except for Permitted Encumbrances, result in the creation, imposition or continuation of any Lien on or affecting the Properties; except, in the case of each of the foregoing, where the violation, breach, default, creation, imposition, or continuation would not constitute a Material Adverse Effect.

2.4.
Litigation. Except as disclosed in Schedule 2.4, there are no Proceedings pending or, to Seller’s Knowledge, threatened in writing against Seller involving the Properties or, if applicable, the operation by Seller thereof, or questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith.

2.5.
Taxes. Except as disclosed in Schedule 2.5, all Taxes based on or measured by Seller’s ownership of property comprising its interest in the Properties or the production or removal of Hydrocarbons or the receipt of proceeds therefrom (including applicable escheatment requirements) have been timely paid when due and are not in arrears. None of the Properties are deemed by agreement or applicable Law to be held by a partnership for federal income tax purposes.

2.6.
Permits. To Seller’s Knowledge, it has all material licenses, orders, franchises, registrations and permits of all Governmental Authorities required to permit the operation of the Properties as presently operated by Seller and each is in full force and effect and has been duly and validly issued.

2.7.
Compliance with Laws. Except as disclosed in Schedule 2.7, during the period that Seller or its Affiliates have operated any of the Properties and, to Seller’s Knowledge, during the period any third party has operated any of the Properties, the Properties have been operated in material compliance with the provisions and requirements of all applicable Laws, except for instances of non-compliance that have been fully and finally resolved to the satisfaction of all Governmental Authorities with jurisdiction over such matters.

2.8.	Contracts. Except for oil, gas and mineral leases, Seller has otherwise listed in Schedule 2.8 all Contracts of the type described below (the “Material Contracts”):

2.8.1
all farm-in, farm-out, exploration, development, participation, joint venture, area of mutual interest, purchase and/or acquisition agreements, operating agreements, indemnity agreements and any other similar agreements, in each case, where the terms of which remain executory and materially affect Seller’s interest in the Properties and which will be binding on Buyer after Closing;

PURCHASE AND SALE AGREEMENT	10

2.8.2
all material Hydrocarbon purchase and/or sale contracts, gathering contracts, processing contracts, transportation contracts, marketing contracts, disposal or injection contracts and other similar material contracts affecting its interest in any Properties which are not, by the terms thereof, subject to termination (without penalty) upon ninety (90) days or less notice and which will be binding on Buyer after Closing;

2.8.3	any Contract that constitutes a lease under which Seller is the lessor or the lessee of real or personal property that cannot be terminated by Seller without penalty upon 60 days or less notice;

2.8.4
any Contract that can reasonably be expected to result in aggregate payments by or revenues to Seller of more than $200,000 during the current or any subsequent fiscal year (based solely on the terms thereof and without regard to any expected increase in volumes or revenues); and

2.8.5	any Contract with any Affiliate of Seller.

Except as set forth in Schedule 2.8, there exists no material default under any Material Contract by Seller or any Affiliate of Seller or, to Seller’s Knowledge, by any other Person that is a party to such Material Contract. Seller has made available to Buyer true and complete copies of each Material Contract and all amendments thereto. There exists no Material Contract that contains any call on or option to purchase production.

2.9.
Current Commitments. Except as set forth on Schedule 2.9, as of the Execution Date, Seller is not legally obligated for any future commitments requiring an expenditure by Seller in excess of Three Hundred Thousand Dollars ($300,000.00) (net to Seller’s interest) relating to any of the Properties.

2.10.
Payment of Burdens. Except as set forth on Schedule 2.10, and except for such items that are being held in suspense as permitted pursuant to applicable Law or Contract, to Seller’s Knowledge, it has paid or caused to be paid, in all material respects, all rentals, delay rentals, shut-in royalties, royalties, overriding royalties and other burdens due by Seller with respect to the Properties or, if not so paid, is contesting the same in good faith in the normal course of business.

2.11.	Suspended Funds. To Seller’s Knowledge, Schedule 2.11 sets forth, as of the Effective Time, all material Suspended Funds with respect to any of the Assets.

2.12.	Gas Imbalances. To Seller’s Knowledge, Schedule 2.12 sets forth, as of the Effective Time, all material Gas Imbalances with respect to any of the Assets.

2.13.
Advance Payments. Except as set forth on Schedule 2.13, Seller is not obligated by virtue of any take or pay payment, advance payment or other similar payment (other than gas balancing arrangements and for the rights of any lessor to take free gas under the terms of the relevant Real Property Interest for its use on the lands covered thereby) to deliver Hydrocarbons, or proceeds from the sale thereof,

PURCHASE AND SALE AGREEMENT	11

attributable to the Properties at some future time without receiving payment therefor at or after the time of delivery.

2.14.
Payout Balances. To Seller’s Knowledge, Schedule 2.14 contains a list, which is complete and accurate in all material respects, of the status of the Payout Balance, as of the Effective Time, for each Well. “Payout Balance” means the status, as of the dates of the calculations, of the recovery by Seller or a third party of a cost amount specified in the contract relating to a well out of the revenue from such well where the net revenue interest of Seller therein will be reduced or the working interest therein will be increased when such amount has been recovered.

2.15.
Preferential Purchase Rights and Required Consents. Except as set forth on Schedule 2.15, no Property is subject to any (a) preferential right of purchase, right of first refusal or other agreement which gives a third party the right to purchase any Property or (b) Required Consent of any third party to the sale and conveyance of the Properties as provided for in this Agreement.

2.16.
Broker’s or Finder’s Fees. Seller has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Buyer will have any responsibility whatsoever.

2.17.	Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Seller’s Knowledge, threatened against Seller or any Affiliate of Seller.

2.18.
Wells and Equipment. Except as set forth on Schedule 2.18, all Wells and Equipment constituting Properties are in good working condition, ordinary wear and tear excepted. To its Knowledge, Seller has all material Surface Rights necessary to access the Properties in the ordinary course of business as currently conducted by Seller.

2.19.
Non-Consent Operations. As of the Execution Date, Seller has not declined to participate in any operation or activity proposed with respect to the Properties that could result in Seller’s interest in such Properties becoming subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity, except to the extent reflected in the NRI and Working Interest for such Properties set forth in Exhibit A.

2.20.	Absence of Certain Changes. As of the Execution Date, to Seller’s Knowledge, there has not been any condemnation, damage, destruction or loss or other Casualty Loss with respect to the Properties.

2.21.
Wells and Units. Except as set out in Schedule 2.21, to Seller’s Knowledge, (a) all of the Wells have been drilled and completed within the boundaries of the applicable Real Property Interests or within the limits otherwise permitted by applicable Law, (b) no Well is subject to material penalties on allowable production from and after the Effective Time because of any overproduction or any other violation of applicable Laws or permits that would prevent any Well

PURCHASE AND SALE AGREEMENT	12

from being entitled to its full legal and regular allowable production from and after the Effective Time, (c) there are no Wells that Seller is currently obligated by applicable Law, Real Property Interest or Contract to plug and/or abandon or that are currently subject to an exception to a requirement to plug and/or abandon issued by a Governmental Authority and (d) all units and pools affecting the Real Property Interests and Wells have been formed in material compliance with all applicable Laws and Contracts.

2.22.
Environmental. Except as set forth on Schedule 2.22, to Seller's Knowledge, (a) the Properties are and have been operated in material compliance with all applicable Environmental Laws, (b) Seller has made available to Buyer copies of all written third party environmental audits, assessments and other similar reports and studies in the Seller’s or any of its Affiliates’ possession describing environmental conditions of the Properties and (c) there are no Proceedings pending with respect to the Properties alleging violations of Environmental Laws, or claiming remediation obligations under applicable Environmental Laws, and Seller and its Affiliates have not received any written notice of any such threatened Proceedings arising under any Environmental Law. This Section 2.22 is the sole and exclusive representation or warranty made by Seller with respect to matters related to the environmental condition of the Properties.

2.23.	Insurance. The insurance listed on Schedule 1.4 is in full force and effect and will continue to be in full force and effect through the Closing Date.

2.24.
Liens. Except for the Real Property Interests and Wells, the Surface Rights and the Equipment are not encumbered by any mortgages, security interests, title retention contracts or other liens other than Permitted Encumbrances.

3.    Buyer’s Representations and Warranties. Buyer represents and warrants to Seller, as of the Execution Date, as follows:

3.1.
Organization and Good Standing. Buyer is duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer is or will be prior to Closing duly qualified and/or licensed, as may be required, and in good standing in the State of North Dakota. Buyer has or will have prior to Closing all requisite power and authority to acquire, own and operate the Properties and to conduct business in the State of North Dakota.

3.2.
Authority. Buyer has adequate power, authority and legal right to enter into and perform this Agreement (and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereunder) and to consummate such transactions, and Buyer has taken all necessary action to authorize the execution, delivery and performance of this Agreement. This Agreement is (and each other agreement, instrument, or document to be executed by Buyer at Closing will be) legal, valid and binding with respect to Buyer and enforceable in accordance with its terms, except as the

PURCHASE AND SALE AGREEMENT	13

enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by principles of equity.

3.3.
No Breach. The execution, delivery, and performance of this Agreement do not and will no (a) violate any provision of any organizational or governing document of Buyer; (b) violate any Law applicable to Buyer or any of its assets; or (c) violate, breach or constitute a default under, or result (with notice or lapse of time or both) in the breach, violation, acceleration or termination of, any agreement, contract, instrument, license, lease, promissory note, indenture, mortgage, deed of trust, or other arrangement to which Buyer is subject or by which any of its assets is bound or subject, except, with respect to any such violation, breach, default, acceleration or termination which would not reasonably be expected to prevent the consummation of the transactions contemplated hereby by Buyer or result in Seller incurring any loss or liability therefrom.

3.4.
Governmental Consent. No consent, approval, or authorization of, or designation, or filing with, any Governmental Authority is required on the part of Buyer in connection with the valid execution and delivery of this Agreement or the consummation of transactions contemplated hereby, except any Customary Post-Closing Consents.

3.5.
Litigation. There are no Proceedings pending or, to Buyer’s Knowledge, threatened in writing against Buyer questioning the validity of or seeking to prevent the consummation of this Agreement or any other action taken or to be taken in connection herewith, or which would have a material adverse effect on Buyer or its ability to consummate the transactions contemplated hereby.

3.6.
Broker’s or Finder’s Fees. Buyer has not incurred any liability, contingent or otherwise, for brokers’ or finders’ fees in respect of the transactions contemplated by this Agreement for which Seller will have any responsibility whatsoever.

3.7.	Bankruptcy. There are no bankruptcy, reorganization or receivership proceedings pending, being contemplated by or, to Buyer’s Knowledge, threatened against Buyer or any Affiliate of Buyer.

3.8.
Funding; Investment. Buyer has available (through cash on hand or existing credit arrangements or otherwise) all funds necessary for acquisition of the Properties pursuant to this Agreement, as and when needed, and to perform its obligations under this Agreement. Buyer is experienced in and knowledgeable about the oil and gas business and the acquisition of oil and gas properties and Buyer is aware of the risks of such investments. Buyer acknowledges that Seller has not made any representation or warranty, expressed or implied, as to the accuracy or completeness of any information regarding the Properties except as expressly set forth in this Agreement, and Seller shall have no liability to Buyer or any of Buyer’s successors or assigns for its reliance on any information regarding Seller or the Properties that is not contained in this Agreement. Buyer is an accredited investor, as such term is defined in Regulation D of the Securities Act of 1933, as

PURCHASE AND SALE AGREEMENT	14

amended, and Buyer is acquiring the Properties for its own account and not with the intent to make any distribution of undivided interests thereof which would violate any applicable Laws.

3.9.
No Knowledge of Breach. As of the Execution Date, Buyer is not aware of any fact, information, event or circumstance that would indicate that Seller is in breach of any of its representations contained in this Agreement.

4.    Covenants. The Parties hereby covenant and agree to perform the following:

4.1.
Access to Records. Insofar as related to the Properties, Seller will give to Buyer and its agents and representatives, reasonable access to the Records and Seller will cause its officers and employees to furnish to Buyer and its agents and representatives such operating data with respect to the Properties as Buyer may, from time to time, reasonably request; provided, however, (a) any such investigation will be conducted in such manner as not to interfere unreasonably with the operation of the business of Seller, and (b) Seller shall not be required to provide any of the foregoing information to the extent that Seller is prohibited by any Third Party agreement from sharing such information with Buyer; provided that, Seller shall use commercially reasonable efforts (at no out-of-pocket expense to Seller or any of its Affiliates) to obtain the waiver of any such prohibitions. All information or data provided or made available by Seller shall be held by Buyer as confidential information or data (and shall be subject to the terms of the Confidentiality Agreement) and Buyer shall not use any of the same except in connection with the transactions set forth in this Agreement. In the event this Agreement is terminated prior to the Closing, Buyer shall return to Seller (or certify the destruction of) all copies of all such information and data as well as any derivative reports, analysis or other items derived or based on any of such information or data.

4.2.
Access to Properties. Subject to obtaining any required consents of third parties, including third party operators of the Properties, which Seller shall use commercially reasonable efforts (at no out-of-pocket expense to Seller or any of its Affiliates) to obtain, Buyer may conduct, at its sole risk and expense, such examinations and investigations as it may choose to conduct with respect to the Properties in order to determine whether any Title Defects or Environmental Defects exist; provided, however, Buyer shall not conduct any Phase II environmental investigations or examinations with respect to any of the Properties without the prior written consent of Seller, which consent may be granted or withheld by Seller in its sole discretion. In connection with any such examination or investigation, Buyer shall (a) notify Seller in writing at least two (2) Business Days prior to such examination or investigation of a Property and coordinate the conduct of such examination or investigation with Seller’s representatives, (b) not to interfere with the normal operation of the Properties, and (c) comply with all applicable Laws and all requirements and safety policies of Seller and, if Seller is not the operator of the Properties, the operator of the Properties. To the extent that, through no fault of its own, Buyer is not afforded a reasonable opportunity

PURCHASE AND SALE AGREEMENT	15

prior to the Defect Notice Date to access a Property that is operated by a third party operator from whom a consent is necessary for Buyer to access such Property, at Buyer’s election, such Property shall be retained by Seller at Closing, such Property shall be an Excluded Asset, and the Purchase Price shall be reduced by the Allocated Value of such Property. IN CONNECTION WITH THE GRANTING OF SUCH ACCESS, BUYER REPRESENTS THAT IT IS ADEQUATELY INSURED AND BUYER WAIVES, RELEASES AND AGREES TO DEFEND AND INDEMNIFY THE SELLER INDEMNIFIED PARTIES FROM AND AGAINST ANY AND ALL LIABILITIES, DAMAGES, COSTS, LOSSES AND EXPENSES ARISING FROM OR IN ANY WAY RELATED TO THE ACCESS AFFORDED TO BUYER HEREUNDER OR THE ACTIVITIES OF BUYER OR ITS EMPLOYEES, AGENTS, CONTRACTORS AND OTHER REPRESENTATIVES IN CONNECTION WITH SUCH EXAMINATIONS OR INVESTIGATIONS EXCEPT FOR ANY AND ALL LIABILITIES, DAMAGES, COSTS, LOSSES AND EXPENSES RESULTING FROM PREEXISTING CONDITIONS. THIS WAIVER, RELEASE, AND INDEMNITY BY BUYER SHALL SURVIVE TERMINATION OF THIS AGREEMENT.

4.3.
Conduct of Business. From and after the Execution Date until Closing Seller will continue to operate the Properties in the ordinary course of business consistent with good oil field practice. Except as provided in the Contracts, as required by Law, or any permit or Governmental Authority, or as specifically contemplated by this Agreement, from and after the Execution Date until Closing, Seller shall, unless Buyer shall otherwise consent in writing (such consent not to be unreasonably delayed, conditioned or withheld):

4.3.1	not convey, encumber, mortgage, abandon or otherwise dispose of any part of the Properties, other than the sale of Hydrocarbons or obsolete machinery and equipment in the ordinary course of business;

4.3.2
except in the ordinary course of business or in the case of emergencies, not enter into any material agreement, contract or commitment which, if entered into prior to the Execution Date, would be required to be listed in a Schedule attached to this Agreement, or materially amend or change the terms of or terminate any such agreement, contract or commitment, without first consulting with the Buyer;

4.3.3	maintain insurance coverage on the Properties in the amounts and of the types in force as of the Effective Time;

4.3.4	maintain all material Permits and approvals affecting the Properties;

4.3.5
notify Buyer of any election that Seller is required to make under any Material Contract or with respect to any the Properties, specifying the nature and time period associated with such election, and first attempting

PURCHASE AND SALE AGREEMENT	16

in good faith to reach a mutually agreeable decision with Buyer as to such election; and

4.3.6
(a) notify Buyer prior to becoming a non-consenting party in any operation proposed with respect to any of the Properties and first attempting in good faith to reach a mutually agreeable decision with Buyer as to such election, (b) not relinquish voluntarily its position as operator with respect to any of the Properties, or (c) notify Buyer prior to waiving, compromising or settling any material claim involving of the Properties and first attempting in good faith to reach a mutually agreeable decision with Buyer as to such election.

4.4.
Revenues Held for the Benefit of the Other Party. In the event either (a) the Buyer receives production or other revenues attributable to any of the Properties for any periods prior to the Effective Time or (b) Seller receives production or other revenues attributable to any of the Properties for any periods on or after the Effective Time, the receiving Party will hold such revenues for the exclusive benefit of the Party entitled thereto and, if not taken into account for purposes of the Final Statement, shall promptly deliver such funds to the appropriate Party.

4.5.
Revenues and Expenses. Buyer and Seller will properly allocate revenues and Operating Expenses before and after the Effective Time and, if not taken into account for purposes of the Final Statement, will make payments to each other thereafter to the extent necessary for such allocation. All Operating Expenses allocable to operation of the Properties before the Effective Time will be borne by Seller and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties prior to the Effective Time will be the property of Seller, and all Operating Expenses allocable to operation of the Properties from and after the Effective Time will be borne by Buyer and all proceeds from the sale of Hydrocarbons produced from or attributable to the Properties from and after the Effective Time will be the property of Buyer. Ad valorem Taxes, property Taxes and other similar obligations will be prorated between Seller and Buyer as of the Effective Time.

4.6.
Suspended Funds. As part of the final accounting in connection with the Final Statement pursuant to Section 1.8, Seller will deliver to the Buyer the Suspended Funds along with a spreadsheet containing the owner name, owner number, social security or federal ID number, the amount of Suspended Funds payable for each entry, and any other information reasonably requested by Buyer in connection therewith. Upon receipt of such information, the Buyer shall administer all such accounts and assume all payment obligations relating to the Suspended Funds in accordance with all applicable Laws, and shall be liable for the payment thereof to the proper parties.

4.7.
Successor Operator. While Buyer acknowledges that it desires to succeed Seller as operatorof those Properties or portions thereof that Seller may, as of the Closing, operate, Buyer acknowledges and agrees that Seller cannot and does not

PURCHASE AND SALE AGREEMENT	17

covenant or warrant that Buyer or any Affiliate of Buyer shall become successor operator of same since the Properties or portions thereof may be subject to operating or other agreements that control the appointment of a successor operator. Seller agrees, however, that as to the Properties it operates, it shall use its commercially reasonable efforts to support Buyer’s efforts to become successor operator (to the extent permitted under any joint operating agreement) effective as of the Closing and to designate and/or appoint by assignment, to the extent legally possible, Buyer as successor operator effective as of the Closing.

4.8.
Governmental Bonds. Buyer acknowledges that none of the bonds, letters of credit and guarantees, if any, posted by Seller or its Affiliates with Governmental Authorities and relating to the Properties will be transferred to Buyer. At Closing, Buyer shall deliver to Seller evidence of Buyer’s posting of bonds or other security necessary to replace Seller’s and its Affiliates bonds, letters of credit and/or guarantees with respect to the Properties; provided that, the Parties acknowledge that Buyer shall not be in breach of this Section 4.8 to the extent that any such bonds, letters of credit and guarantees are customarily obtained after Closing provided that Buyer actually posts such bonds, letters of credit and guarantees promptly following Closing and in any event within the applicable time periods prescribed therefor by the applicable Governmental Authority or Third Party contract.

4.9.
Record Retention. Buyer, for a period of five (5) years following Closing, will retain the Records and provide Seller, its Affiliates, and its and their officers, employees and representatives with reasonable access to the Records during normal business hours for review and copying at Seller’s expense; provided that Buyer shall not be required to maintain physical copies of the Records and may maintain all of any portion of such Records in digital form.

4.10.
Limitations on Seller Representations and Warranties. EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 2 AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, (A) BUYER ACKNOWLEDGES NONE OF SELLER OR ANY OTHER MEMBER OF THE SELLER INDEMNIFIED PARTIES HAS MADE, AND SELLER HEREBY EXPRESSLY DISCLAIMS AND NEGATES (ON ITS BEHALF AND ON BEHALF OF THE OTHER MEMBERS OF THE SELLER INDEMNIFIED PARTIES), AND BUYER HEREBY EXPRESSLY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, AND (B) SELLER EXPRESSLY DISCLAIMS (ON ITS BEHALF AND ON BEHALF OF THE OTHER MEMBERS OF THE SELLER INDEMNIFIED PARTIES), AND BUYER HEREBY EXPRESSLY WAIVES, ANY AND ALL LIABILITY AND RESPONSIBILITY OF SELLER OR ANY OTHER SELLER INDEMNIFIED PARTY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO BUYER OR ANY BUYER INDEMNIFIED PARTY (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE

PURCHASE AND SALE AGREEMENT	18

THAT MAY HAVE BEEN PROVIDED TO ANY SUCH PERSON BY A MEMBER OF THE SELLER INDEMNIFIED PARTIES).

EXCEPT AS AND TO THE LIMITED EXTENT EXPRESSLY SET FORTH IN SECTION 2 AND EXCEPT FOR THE SPECIAL WARRANTY OF TITLE SET FORTH IN THE ASSIGNMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, SELLER EXPRESSLY DISCLAIMS AND NEGATES, AND BUYER HEREBY WAIVES, ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, AT COMMON LAW, BY STATUTE OR OTHERWISE, AS TO ANY OF THE FOLLOWING: (a) THE ACCURACY, COMPLETENESS OR MATERIALITY OF RECORDS, INFORMATION, DATA OR OTHER MATERIALS (WRITTEN OR ORAL) NOW, HERETOFORE OR HEREAFTER FURNISHED TO BUYER BY OR ON BEHALF OF SELLER; (b) THE CONTENTS, CHARACTER OR NATURE OF ANY REPORT OF ANY PETROLEUM ENGINEERING CONSULTANT, OR ANY ENGINEERING, GEOLOGICAL OR SEISMIC DATA OR INTERPRETATION, RELATING TO THE PROPERTIES; (c) ANY ESTIMATES OF THE VALUE OF, OR FUTURE REVENUES GENERATED BY, THE PROPERTIES; (d) PRODUCTION RATES, RECOMPLETION OPPORTUNITIES, DECLINE RATES, GAS BALANCING INFORMATION, OR THE QUALITY, QUANTITY, VOLUME, OR RECOVERABILITY OF THE RESERVES OF HYDROCARBONS, IF ANY, ATTRIBUTABLE TO THE PROPERTIES OR SELLER’S INTEREST THEREIN; (e) TITLE TO ANY OF THE PROPERTIES; (f) MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, MARKETABILITY, MERCHANTABILITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTIES; (g) ANY RIGHTS OF PURCHASERS UNDER APPROPRIATE STATUTES TO CLAIM DIMINUTION OF CONSIDERATION OR RETURN OF THE PURCHASE PRICE; (h) ANY IMPLIED OR EXPRESS WARRANTY OF FREEDOM FROM DEFECTS, WHETHER KNOWN OR UNKNOWN, (i) ANY AND ALL IMPLIED WARRANTIES EXISTING UNDER APPLICABLE LAW; AND (j) THE ENVIRONMENTAL OR OTHER CONDITION OF THE PROPERTIES, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED OR EXPRESS WARRANTY REGARDING ENVIRONMENTAL LAWS, THE RELEASE OF SUBSTANCES, WASTES OR MATERIALS INTO THE ENVIRONMENT, OR PROTECTION OF THE ENVIRONMENT OR HEALTH. IT IS THE EXPRESS INTENTION OF BUYER AND SELLER THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER IN SECTION 2 AND THE ASSIGNMENT, THE PROPERTIES ARE BEING ACCEPTED BY BUYER, “AS IS, WHERE IS, WITH ALL FAULTS AND DEFECTS” AND IN THEIR PRESENT CONDITION AND STATE OF REPAIR, AND BUYER HAS MADE OR WILL MAKE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.
BUYER ACKNOWLEDGES THAT THE PROPERTIES HAVE BEEN USED FOR EXPLORATION, DEVELOPMENT, AND PRODUCTION OF OIL AND GAS AND THAT EQUIPMENT AND SITES INCLUDED IN THE

PURCHASE AND SALE AGREEMENT	19

PROPERTIES MAY CONTAIN ASBESTOS, NATURALLY OCCURRING RADIOACTIVE MATERIAL (“NORM”) OR OTHER HAZARDOUS SUBSTANCES. NORM MAY AFFIX OR ATTACH ITSELF TO THE INSIDE OF WELLS, MATERIALS, AND EQUIPMENT AS SCALE, OR IN OTHER FORMS. THE WELLS, MATERIALS, AND EQUIPMENT LOCATED ON THE PROPERTIES OR INCLUDED IN THE PROPERTIES MAY CONTAIN NORM AND OTHER WASTES OR HAZARDOUS SUBSTANCES. NORM CONTAINING MATERIAL AND/OR OTHER WASTES OR HAZARDOUS SUBSTANCES MAY HAVE COME IN CONTACT WITH VARIOUS ENVIRONMENTAL MEDIA, INCLUDING AIR, WATER, SOILS OR SEDIMENT. SPECIAL PROCEDURES MAY BE REQUIRED FOR THE ASSESSMENT, REMEDIATION, REMOVAL, TRANSPORTATION, OR DISPOSAL OF ENVIRONMENTAL MEDIA, WASTES, ASBESTOS, NORM AND OTHER HAZARDOUS SUBSTANCES FROM THE PROPERTIES.
SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS SECTION 4.10 ARE “CONSPICUOUS” DISCLAIMERS FOR PURPOSES OF ANY APPLICABLE LAW, RULE OR ORDER.
5.    Buyer’s Conditions Precedent. The obligation of Buyer to consummate the transactions contemplated by this Agreement is, at the option of Buyer, subject to the satisfaction or waiver in writing by Buyer (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions precedent:

5.1
no preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

5.2
no Proceeding will have been commenced by any Third Party against either Party or any of their respective Affiliates, associates, officers or directors seeking to restrain, enjoin, prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

5.3
all representations and warranties of Seller contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date);

PURCHASE AND SALE AGREEMENT	20

5.4
Seller will have performed or satisfied in all material respects on or prior to the Closing Date all obligations, covenants and agreements contained in this Agreement to be performed or complied with by Seller on or prior to the Closing Date;

5.5
Defect Adjustments. The sum of (a) all reductions to the Purchase Price resulting from Title Defect adjustment amounts determined by the Parties prior to the Closing (or if not so determined prior to Closing, as determined by Buyer in its reasonable, good faith opinion), less the sum of all Title Benefit adjustment amounts determined by the Parties prior to Closing (or if not so determined prior to Closing, as determined by Buyer in its reasonable, good faith opinion), plus (b) all reductions to the Purchase Price resulting from Environmental Defect Adjustment amounts determined by the Parties prior to Closing (or if not so determined prior to Closing, as determined by Buyer in its reasonable, good faith opinion), shall be no more than ten percent (10%) of the unadjusted Purchase Price; and

5.6	Seller shall have delivered (or be ready, willing and able to deliver at Closing) to Buyer the documents and other items required to be delivered by Seller under Section 7.2.
6.    Seller’s Conditions Precedent. The obligation of Seller to consummate the transactions contemplated by this Agreement is, at the option of Seller, subject to the satisfaction or waiver in writing by Seller (subject to applicable Laws) on or prior to the Closing Date of each of the following conditions precedent:

6.1
no preliminary or permanent injunction or other order will have been issued (and remain in force) by any Governmental Authority having appropriate jurisdiction preventing consummation of the transactions contemplated by this Agreement;

6.2
no Proceeding will have been commenced by any Third Party against either Party or any of their respective Affiliates, associates, officers or directors seeking to restrain, enjoin, prevent or challenge the transactions contemplated by this Agreement or seeking material damages arising from the transactions contemplated by this Agreement;

6.3
all representations and warranties of Buyer contained herein (a) that are qualified by the term “material” or contain terms such as “material adverse change,” “material adverse effect” or other terms or dollar amounts of similar import or effect (whether or not capitalized) shall be true and correct as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date), and (b) that are not so qualified shall be true and correct in all material respects as of the Closing Date as though such representations and warranties were made at such time (except to the extent that a representation specifically relates to an earlier date, in which case as of such earlier date);

PURCHASE AND SALE AGREEMENT	21

6.4
Buyer will have performed or satisfied in all material respects on or prior to the Closing Date all obligations, covenants and agreements contained in this Agreement to be performed or complied with by Buyer on or prior to the Closing Date;

6.5
Defect Adjustments. The sum of (a) all reductions to the Purchase Price resulting from Title Defect adjustment amounts determined by the Parties prior to the Closing (or if not so determined prior to Closing, as determined by Seller in its reasonable, good faith opinion), less the sum of all Title Benefit adjustment amounts determined by the Parties prior to Closing (or if not so determined prior to Closing, as determined by Seller in its reasonable, good faith opinion), plus (b) all reductions to the Purchase Price resulting from Environmental Defect Adjustment amounts determined by the Parties prior to Closing (or if not so determined prior to Closing, as determined by Seller in its reasonable, good faith opinion), shall be no more than ten percent (10%) of the unadjusted Purchase Price; and

6.6
Buyer shall have delivered (or be ready, willing and able to deliver at Closing) to Seller the documents and other items, including the Purchase Price (less the Deposit), required to be delivered by Buyer under Section 7.1.

7.    The Closing. Subject to the terms and conditions hereof, unless extended as provided herein, the Closing will take place at 10:00 a.m. Central Time on the Closing Date, and will be conducted electronically (by fax, email or other electronic means) to the extent reasonably possible, but if necessary shall take place in the offices of Seller, 1801 California Street, Suite 2500, Denver, Colorado 80202 (or at such other location as Seller and Buyer may mutually agree). At Closing the documents and payments referred to in Sections 7.1 and 7.2 (or otherwise required by this Agreement to be delivered at the Closing) shall be exchanged by the Parties.

7.1.	Buyer’s Deliveries. At the Closing, and subject to the simultaneous performance by Seller of its obligations under Section 7.2, Buyer will deliver or cause to be delivered the following items:

7.1.1	Purchase Price. The Purchase Price as directed in writing by Seller (as adjusted pursuant to Section 1.7), less the Deposit;

7.1.2
Officer’s Certificate. A certificate dated as of the Closing Date executed by an authorized officer of Buyer certifying on behalf of Buyer that the conditions applicable to it in Sections 6.3 and 6.4 have been satisfied;

7.1.3	Change of Operator. With respect to any Wells operated by Seller or its Affiliates, counterparts of such documents as are required to transfer the regulatory authority to operate such Wells to Buyer;

7.1.4	Transition Agreement. An original counterpart of the Transition Operating Service Agreement covering immediate operations upon Closing in substantially the same form attached hereto as Exhibit C; and

PURCHASE AND SALE AGREEMENT	22

7.1.5
Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by Seller and are reasonably required to consummate the transactions contemplated by this Agreement.

7.2.
Seller’s Deliveries. At the Closing, and subject to the simultaneous performance by Buyer of its obligations under Section 7.1, Seller will deliver or cause to be delivered to Buyer the following items:

7.2.1
Assignments. An original counterpart of the Assignment for each County in which the Real Property Interests, executed by an authorized officer of Seller and covering all of the Properties (other than those Properties to be excluded in accordance with the terms hereof) in recordable form;

7.2.2
Officer’s Certificate. A certificate dated as of the Closing Date executed by an authorized officer of Seller certifying on behalf of Seller that the conditions applicable to it in Sections 5.3 and 5.4 have been satisfied;

7.2.3	Non-Foreign Status Certificate. A written certification from Seller that Seller is not a “foreign person” within the meaning of Section 1445 of the Internal Revenue Code;

7.2.4	Change of Operator. With respect to any Wells operated by Seller or its Affiliates, counterparts of such documents as are required to transfer the regulatory authority to operate such Wells to Buyer;

7.2.5	Transition Agreement. An original counterpart of the Transition Operating Service Agreement covering immediate operations upon Closing in substantially the same form attached hereto as Exhibit C; and

7.2.6
Additional Documents. Such additional documents customary in similar transactions as might be reasonably requested by Buyer and are reasonably required to consummate the transactions contemplated by this Agreement.

7.3.	Post-Closing Adjustments. Buyer and Seller agree that the Purchase Price may be further adjusted after the Closing Date in accordance with the provisions of Section 1 of this Agreement.

7.4.	Post-Closing Deliveries. Seller shall deliver the Records to Buyer promptly after Closing, but no later than thirty (30) days after the Closing Date.

7.5.
Costs. Seller will pay its attorney fees and other expenses; and Buyer will pay Buyer’s attorney fees and other expenses including, without limitation, the recording costs for the Assignments and all taxes (including sales taxes), duties, levies or other governmental charges imposed on the transfers of the Properties pursuant to this Agreement.

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7.6.	Risk of Loss. As of the consummation of the Closing, beneficial ownership and the risk of loss of the Properties will pass from Seller to Buyer effective from and after the Effective Time.

8.    Press Releases. No Party shall make any press release or other public announcements concerning this transaction, without the consent of the other Party, which consent shall not be unreasonably withheld. Any Party desiring to make a public announcement shall first give the other Party twenty-four (24) hours written notification of its desire to make such a public announcement. The written notification shall include (a) a request for consent to make the announcement, and (b) a written draft of the text of such public announcement. Nothing contained herein shall prohibit any Party from issuing or making a public announcement or statement (or require the consent of the other party) if such Party deems it necessary to do so in order to comply with any applicable Law, or any applicable rules, regulations or orders of any Governmental Authority having jurisdiction, or with disclosure requirements of applicable securities Laws or the Securities Exchange Commission or the New York Stock Exchange or any other applicable stock exchanges, provided that such Party provides the other Party with a written draft of the text of such public announcement prior to issuing or making such public announcement.

9.    Indemnification. Upon and after the Closing of the transactions contemplated by this Agreement, the Parties will indemnify each other as follows:

9.1.	Assumed Obligations. Upon the Closing, Buyer shall assume (and, upon delivery by Seller of the Assignment, will be deemed to have assumed) all of the Assumed Obligations.

9.2.
Seller’s Indemnification. Upon Closing, Seller shall agree (and, upon delivery by Buyer of the Purchase Price, will be deemed to have agreed) to pay, defend, indemnify, reimburse and hold harmless Buyer and Buyer’s directors, partners, members, managers, officers, agents and employees (the “Buyer Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Buyer Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of:

9.2.1
the material breach of any representation or warranty of Seller set forth in this Agreement or any failure by Seller to perform any of its covenants or obligations set forth in this Agreement which is not cured as provided in Section 10.1.2 of this Agreement;

9.2.2	any of the Excluded Assets; and

9.2.3	any of the Retained Obligations.

9.3.	Buyer’s Indemnification. Upon Closing, Buyer shall agree (and, upon delivery by Seller of the Assignment, will be deemed to have agreed) to pay, defend,

PURCHASE AND SALE AGREEMENT	24

indemnify, reimburse and hold harmless Seller and Seller’s directors, partners, members, managers, officers, agents and employees (the “Seller Indemnified Parties”) for, from and against any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees in enforcing this indemnity) incurred, suffered, paid by or resulting to any of the Seller Indemnified Parties and which results from, arises out of or in connection with, is based upon, or exists by reason of:

9.3.1
the material breach of any representation or warranty of Buyer set forth in this Agreement or any failure by Buyer to perform any of its covenants or obligations set forth in this Agreement which is not cured as provided in Section 10.1.3 of this Agreement; or

9.3.2	any of the Assumed Obligations.

9.4.
EXCLUSIVE REMEDY; EXTENT OF INDEMNIFICATION. THE INDEMNIFICATION SET FORTH IN SECTION 4.2 AND THIS SECTION 9 SHALL CONSTITUTE THE SOLE AND EXCLUSIVE POST-CLOSING REMEDIES OF THE PARTIES WITH RESPECT TO ANY BREACH OF REPRESENTATION OR WARRANTY OR NON-PERFORMANCE OF ANY COVENANTS OR AGREEMENT CONTAINED IN THIS AGREEMENT. WITHOUT LIMITING OR ENLARGING THE SCOPE OF THE INDEMNIFICATION, DEFENSE AND ASSUMPTION PROVISIONS SET FORTH IN THIS AGREEMENT, TO THE FULLEST EXTENT PERMITTED BY LAW, AN INDEMNIFIED PERSON SHALL BE ENTITLED TO INDEMNIFICATION HEREUNDER IN ACCORDANCE WITH THE TERMS OF SECTIONS 4.2, 9.2 OR 9.3, REGARDLESS OF ANY PRE-EXISTING CONDITION (EXCEPT AS OTHERWISE PROVIDED IN SECTION 4.2) OR WHETHER THE ACT, OCCURRENCE OR CIRCUMSTANCE GIVING RISE TO ANY SUCH INDEMNIFICATION OBLIGATION SOUNDS IN CONTRACT, TORT OR OTHERWISE, OR IS THE RESULT OF THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY, BREACH OF DUTY (STATUTORY OR OTHERWISE), OR OTHER FAULT OR VIOLATION OF ANY LAW OF OR BY ANY SUCH INDEMNIFIED PERSON, PROVIDED THAT NO SUCH INDEMNIFICATION SHALL BE APPLICABLE TO THE EXTENT OF ANY GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE INDEMNIFIED PERSON.

9.5.
Indemnification Procedure. If any indemnified party discovers or otherwise becomes aware of an indemnification claim arising under this Agreement, such party will give written notice to the indemnifying Party, specifying such claim, and may thereafter exercise any remedies available to such indemnified party under this Agreement; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any

PURCHASE AND SALE AGREEMENT	25

obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby. Further, promptly after receipt by an indemnified party hereunder of written notice of the commencement of any action or proceeding with respect to which a claim for indemnification may be made against any indemnifying Party, the indemnified party will give written notice to the indemnifying Party of the commencement of such action; provided, however, the failure of any indemnified party to give notice as provided herein will not relieve the indemnifying Party of any obligations hereunder, to the extent the indemnifying Party is not materially prejudiced thereby.

9.6.
Defense. If any action is brought against an indemnified party, the indemnifying Party will be entitled to participate in and to assume the defense thereof to the extent that it may wish, and after notice from the indemnifying Party to such indemnified party of the indemnifying Party’s election to assume the defense thereof, the indemnifying Party shall not be liable to such indemnified party for any legal or other expenses subsequently incurred by the latter in connection with the defense thereof unless the indemnifying Party has failed to assume and diligently prosecute the defense of such claim. Notwithstanding any of the foregoing to the contrary, the indemnified party will be entitled to select its own counsel and assume the defense of any action brought against it if the indemnifying Party fails to assume or diligently prosecute such defense, the expenses of such defense to be paid by the indemnifying Party. As a condition to the indemnifying Party’s obligations hereunder, the indemnified party will in good faith cooperate with and assist the indemnifying Party in the prosecution or defense of such indemnified claim at no unreasonable expense to the indemnified party. No indemnifying Party shall consent to entry of any judgment or enter into any settlement with respect to a claim either (a) without the consent of the indemnified party, which consent shall not be unreasonably withheld, or (b) unless such judgment or settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability with respect to such claim. No indemnified party shall consent to entry of any judgment or enter into any settlement of any such action, the defense of which has been assumed by an indemnifying Party, without the consent of such indemnifying Party, which consent shall not be unreasonably withheld.

9.7.	Certain Limitations on Indemnity Obligations.

9.7.1
No claim of Buyer or the Buyer Indemnified Parties pursuant to Section 9.2 shall be made hereunder unless the amount of such claim exceeds an amount equal to One Hundred Thousand Dollars ($100,000) (each an “Individual Claim”). In addition, no claim of Buyer or the Buyer Indemnified Parties pursuant to Section 9.2 shall be made hereunder until the total of all Individual Claims exceeds one and one-half percent (1.5%) of the unadjusted Purchase Price (the “Basket”). If the total amount of all of Buyer’s or the Buyer Indemnified Parties’ Individual Claims exceeds the Basket, then Seller’s obligations under Section 9.2 shall be limited to the amount by which the aggregate amount of such Individual Claims

PURCHASE AND SALE AGREEMENT	26

exceeds the Basket. The limitations in this Section 9.7.1 shall not limit or apply to claims with respect to (a) the adjustments to the Purchase Price under Section 1, (b) the covenants under Sections 4.3, 4.4 or 4.5, (c) the indemnities under Section 9.2.1 for a breach of any Fundamental Representation, (d) the indemnities under Sections 9.2.2 and 9.2.3 and (e) any amounts Buyer becomes entitled to under Sections 10 and 11 (such foregoing items (a)-(e), the “Limitation of Liability Exclusions”).

9.7.2
In no event will Seller’s aggregate liability under Section 9.2 exceed fifteen percent 15%) of the unadjusted Purchase Price; provided, however, the limitation in this sentence of Section 9.7.2 shall not limit or apply to the Limitation of Liability Exclusions. In no event will Seller’s aggregate liability under this Agreement exceed the Purchase Price.

9.7.3	The amount of any indemnification provided under Section 9.2 or 9.3 shall be net of any amounts actually recoverable by the indemnified party under insurance policies.

9.7.4
Notwithstanding anything stated herein to the contrary: (a) neither Party will have any liability to the other Party or such other Party’s indemnified parties under this Section 9 with respect to any item for which an adjustment has already been made to the Purchase Price under the terms of this Agreement; and (b) Seller will have no liability to Buyer or the Buyer Indemnified Parties under this Section 9 for any matter which constitutes a Title Defect or an Environmental Defect. Claims for Title Defects or Environmental Defects, whether or not resulting in a Purchase Price adjustment because the applicable Aggregate Defect Threshold is not exceeded, are not subject to the terms of this Section 9, may not be claimed under this Section 9, may not be included for purposes of determining whether the limitations set forth in this Section 9.7 have been met and may not be included in the Basket for purposes of the limitations set forth in this Section 9.7.

9.7.5
The Parties specifically agree that Buyer will not have any right to pursue a claim under the special warranty of title in the Assignment with respect to any matters which existed on or before the Effective Time that were raised by Buyer as a Title Defect under Section 1.1 of this Agreement.

9.7.6
Notwithstanding anything to the contrary contained herein, if Seller advises Buyer prior to Closing of any failure of any of its conditions, or any material breach of any of Seller’s representations, warranties, agreements or covenants that Seller cannot or elects not to cure within the time period provided in Section 10.1.2, and Buyer elects to proceed with the Closing, then the condition, representation, warranty, agreement or covenant which is breached will be deemed waived by Buyer, and Buyer shall be deemed to fully release and forever discharge Seller on account of

PURCHASE AND SALE AGREEMENT	27

any and all claims, demands or charges, known or unknown, with respect to such condition, representation, warranty, agreement or covenant.

10.    Termination. The Parties agree that this Agreement is subject to termination as follows:

10.1
Right to Terminate. Subject to Section 10.2, this Agreement may be terminated (except for the provisions referenced in Section 10.2) at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following:

10.1.1	by mutual consent of Seller and Buyer;

10.1.2
by Buyer, (a) if Seller has materially breached this Agreement and such breach causes any of the conditions to Closing applicable to Seller set forth in Section 5 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, Seller shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 10.1.2 shall not become effective unless Seller fails to cure such breach prior to the end of such ten (10) day period or if Seller notifies Buyer of a breach or failure under Section 9.7.6 that exceeds Three Million Dollars ($3,000,000) and which Seller cannot or elects not to cure; or

10.1.3
by Seller, if Buyer has materially breached this Agreement and such breach causes any of the conditions to Closing applicable to Buyer set forth in Section 6 not to be satisfied (or, if prior to Closing, is of such a magnitude or effect that it will not be possible for such condition to be satisfied); provided, however, that in the case of a breach that is capable of being cured, Buyer shall have a period of ten (10) days following receipt of such notice to attempt to cure the breach and the termination under this Section 10.1.3 shall not become effective unless Buyer fails to cure such breach prior to the end of such ten (10) day period; or

10.1.4
by Seller or Buyer if the Closing shall not have occurred on or before November 15, 2014, provided that such failure does not result primarily from the terminating Party’s material breach of its representations, warranties or covenants contained in this Agreement.

10.2.
Effect of Termination. In the event of termination, written notice thereof will be given to the other Party specifying the provision pursuant to which such termination is made. Except as specifically provided in Section 11, promptly following the termination of this Agreement the Deposit will be refunded to Buyer. If this Agreement is terminated in accordance with Section 10.1, then the provisions contained in this Section 10.2 and in Sections 7.5, 8, 11, 14.1, 14.2, 14.6 through 14.19, and such defined terms in Section 15.1 as may be required to

PURCHASE AND SALE AGREEMENT	28

give meaning to such sections, shall survive termination of this Agreement. No termination of this Agreement under Section 10 shall relieve any Party of liability for breach of this Agreement arising prior to such termination.

11.    Default. If either Party fails to perform any material obligation contained in this Agreement that is to be performed at or prior to Closing, and Closing has not yet occurred, then the Party claiming default will serve written notice to the other Party specifying the nature of such default and demanding performance. If such a material default by Seller has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 10.1.4 above, and each of the conditions contained in Section 6 applicable to Buyer has been either fulfilled in all material respects or waived in writing (other than conditions pertaining to the execution and delivery of documents and payment of monies by Buyer the fulfillment of which is expressly provided to occur at the Closing), then Buyer will be entitled to terminate this Agreement pursuant to Section 10 and receive a return of the Deposit, and may pursue a claim for the actual damages of Buyer. If such a material default by Buyer has not been cured within the sooner of ten (10) days after receipt of such default notice or the date specified in Section 10.1.4 above, and each of the conditions contained in Section 5 applicable to Seller has been either fulfilled in all material respects or waived in writing (other than conditions pertaining to the execution and delivery of documents the fulfillment of which is expressly provided to occur at the Closing), then Seller will be entitled to: (a) exercise all remedies arising at law by reason of such default, including, without limitation, termination of this Agreement pursuant to Section 10, or (b) terminate this Agreement and retain the Deposit as liquidated damages in lieu of all other damages (and as Seller’s sole remedy in such event, other than termination of this Agreement). THE PARTIES ACKNOWLEDGE THAT THE EXTENT OF DAMAGES TO SELLER OCCASIONED BY ANY SUCH DEFAULT, FAILURE, INABILITY OR REFUSAL BY BUYER WOULD BE IMPOSSIBLE OR EXTREMELY IMPRACTICAL TO ASCERTAIN AND THAT THE AMOUNT OF THE DEPOSIT IS A FAIR AND REASONABLE ESTIMATE OF SUCH DAMAGES UNDER THE CIRCUMSTANCES. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, THE PARTIES HEREBY AGREE THAT, IN THE EVENT THE CLOSING FAILS TO OCCUR FOR ANY REASON, THE MAXIMUM AMOUNT OF LIABILITY (WHETHER FOR DAMAGES, INTEREST, COSTS, ATTORNEYS FEES, EXPENSES, PENALTIES OR OTHERWISE) UNDER THIS AGREEMENT OF EITHER PARTY SHALL BE LIMITED TO, AND SHALL NOT EXCEED, AN AMOUNT EQUAL TO THE AMOUNT OF THE DEPOSIT.

12.    Tax Matters. All Taxes based on or attributable to the ownership of the Properties, or based on production of hydrocarbons, shall be deemed attributable to the period during which such Taxes are assessed. With respect to the Properties, all Taxes shall be prorated between Buyer and Seller as of the Effective Time for all taxable periods that include the Effective Time. Accordingly, for the purpose of apportioning the liability for Taxes, (a) Buyer shall be responsible for all Taxes related to the Properties that are attributable to the period of time after the Effective Time and (ii) Seller shall be responsible for all Taxes related to the Properties that are attributable to the period of Seller’s ownership prior to the Effective Time.

12.1.	Purchase Price Adjustment. Based on the best current information available as of Closing, the pro-ration of Taxes shall be made between the Parties as an

PURCHASE AND SALE AGREEMENT	29

adjustment to the Purchase Price pursuant to Sections 1.7 and 1.8 and that pro-ration shall be deemed to be a final settlement between the Parties with respect to Taxes. Accordingly, after Closing, Buyer expressly assumes and releases Seller from all obligations and liabilities for all Taxes related to the Properties that are attributable to the period of time after the Effective Time, and Seller shall remain liable for all obligations and liabilities for all taxes related to the Properties that are attributable to the period of time before the Effective Time, it being the intent of the parties that Seller is liable for any assessment based on asset ownership or production attributable to the period of time before the Effective Time.

12.2.
Tax Reports and Returns. Seller agrees to file all tax returns and reports required to be filed by Seller, applicable to the ownership or operation of the Assets, for all Taxes related to the Properties attributable to the period of time before the Closing Date. Buyer agrees to file all tax returns and reports applicable to ownership or operation of the Properties for all Taxes related to the period of time on and after the Closing Date. The Parties will cooperate with each other after the Closing Date in connection with audits and other proceedings with respect to any Taxes relating to the Properties.

12.3.
Sales Taxes. Buyer shall be liable for and shall indemnify Seller for, any sales and use taxes, conveyance, transfer and recording fees and real estate transfer stamps or taxes (including any related interest, penalties or legal costs) that may be imposed on any transfer of the Properties pursuant to this Agreement. If required by applicable law, Seller shall, in accordance with applicable law, calculate and remit any sales or similar taxes that are required to be paid as a result of the transfer of the Properties to Buyer and Buyer shall promptly reimburse Seller therefor. If Seller receives notice that any sales and/or use taxes are due, Seller shall promptly forward such notice to Buyer for handling.

12.4.
Federal Tax Reporting. The Parties will cooperate to comply with all procedural requirements of Section 1060 of the Code and the regulations promulgated thereunder. The Parties agree that they will not take any tax position inconsistent with allocations made pursuant to this Agreement; provided, however, (a) Buyer’s cost for the Properties may differ from the total amount allocated thereunder to reflect Buyer’s capitalized transaction costs so allocated, and (b) Seller’s amount realized on the sale of the Properties may differ from the total amount so allocated to reflect Seller’s transaction costs that reduce the amount realized.

13.    Arbitration. Except with respect to disputes and matters required to be resolved by the Consultant or the Accounting Referee, which will be resolved as provided in Sections 1.1.10 or 1.8, any and all Arbitrable Disputes must be resolved through the use of binding arbitration in accordance with the Commercial Arbitration Rules of the AAA, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section 13 and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section 13 shall control the rights and obligations of the Parties:

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13.1.
Consolidation. If there is more than one (1) Arbitrable Dispute that involves the same facts as the facts with respect to which arbitration has been initiated pursuant to this Agreement, such disputes shall be consolidated into the first arbitration initiated pursuant to this Agreement.

13.2.
Initiation; Selection of Arbitrators. Arbitration may be initiated by a Party (“Claimant”) serving written notice on the other Party (“Respondent”) that the Claimant has referred the Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must describe in reasonable detail the nature of the Arbitrable Dispute and the facts and circumstances relating thereto and identify the arbitrator Claimant has appointed. Respondent shall respond to Claimant within thirty (30) days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. All arbitrators must be neutral parties who have never been officers, directors or employees of, or have performed material work for, any of the Parties or their Affiliates within the preceding five (5) year period. Arbitrators must have a formal education or training in the area of dispute resolution and must have not less than seven (7) years’ experience as a lawyer in the energy industry with experience in exploration and production issues. The two (2) arbitrators so chosen shall select a third arbitrator within thirty (30) days after the second arbitrator has been appointed. If either the Respondent fails to name its Party-appointed arbitrator within the time permitted, or if the two arbitrators are unable to agree on a third arbitrator within thirty (30) days from the date the second arbitrator has been appointed, then the missing arbitrator(s) shall be selected by the AAA with due regard given to the selection criteria above and input from the Parties and other arbitrators. The AAA shall select the missing arbitrator(s) not later than ninety (90) days from initiation of arbitration. Such selection shall be consistent with the selection criteria above and with due regard given to input from the Parties and other arbitrators.

13.3.	Expenses. Claimant and Respondent shall each pay one-half of the compensation and expenses of the AAA and the arbitrator(s).

13.4.
Procedure. The hearing shall be conducted in Denver, Colorado and commence within sixty (60) days after the selection of the third arbitrator, unless delayed by order of the arbitrators. The hearing shall be based upon written position papers submitted by Claimant and Respondent within twenty (20) Business Days after the selection of the third arbitrator, stating such Party’s proposed resolution of the dispute. The Parties and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. The arbitrators shall determine the Arbitrable Disputes and render a final award on or before thirty (30) days following the completion of the hearing. The arbitrators’ decision shall be in writing and set forth the reasons for the award. In rendering the award the arbitrators shall abide by (a) the terms and conditions of this Agreement including, without limitation, any and all restrictions, prohibitions or limitations on damages or remedies set forth in this Agreement and (b) the law of the State of Texas. The arbitrators shall not have jurisdiction or authority to add to, detract from or alter in any way the provisions of this Agreement.

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13.5.
Enforcement Remedies. A Party may, prior to the appointment of the third arbitrator, seek temporary injunctive relief from any court of competent jurisdiction, provided that the Party seeking such relief shall (if arbitration has not already been commenced) simultaneously commence arbitration. Such court-ordered relief shall not continue more than ten (10) days after the appointment of the arbitrators and in no event for longer than ninety (90) days. In order to prevent irreparable harm, the arbitrators shall have the power to grant temporary or permanent injunctive or other equitable relief. Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. Each Party agrees that any arbitration award against it may be enforced in any court of competent jurisdiction and that any Party may authorize any such court to enter judgment on the arbitrators’ decisions. The arbitrators may not grant or award indirect, consequential, punitive or exemplary damages or damages for lost profits.

13.6.
Award of Fees. In any action under this Agreement, the prevailing Party or Parties (or other indemnified Persons) shall be entitled to recover arbitration and court costs and attorneys’ fees in addition to any other relief to which such Party, Parties or Persons are entitled.

14.    Miscellaneous. It is further agreed as follows:

14.1.	Time. Time is of the essence of this Agreement.

14.2.
Notices. All notices and communications under this Agreement shall be in writing addressed as indicated below, and any communication or delivery hereunder shall be deemed to have been duly delivered upon the earliest of: (a) actual receipt by the Party to be notified; (b) if sent by U.S. certified mail, postage prepaid, return receipt requested, then the date shown as received on the return notice; (c) if by facsimile transmission, then upon confirmation by the recipient of receipt; provided that if such facsimile is received after 5:00 pm local time of such recipient, such facsimile will be deemed to have been received on the following Business Day; or (d) if by Federal Express overnight delivery (or other reputable overnight delivery service), the date shown on the notice of delivery. Addresses for all such notices and communication shall be as follows:

To Seller:
Fidelity Exploration & Production Company
1801 California Street, Suite 2500
Denver, Colorado 80202
Attention: Darwin Subart
Telephone: (720) 931-9636
Facsimile: (303) 893-1964
Email: darwin.subart@fidelityepco.com

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To Buyer:	Lime Rock Resources 1111 Bagby, 46th Floor Houston, Texas 77056 Attention: Mr. Eric Mullins Telephone: 713-292-9511 Facsimile: 713-292-9560 Email: emullins@limerockresources.com
With a copy to:	Lime Rock Resources 1111 Bagby, 46th Floor Houston, Texas 77056 Attention: Ms. Debra Sandefer Telephone: 713-292-9536 Facsimile: 713-292-9560 Email: emullins@limerockresources.com

Either Party may, upon written notice to the other Party, change the address(es) and person(s) to whom such communications are to be directed.

14.3.
Survival. The representations and warranties of the Parties that are contained in Sections 2.1, 2.2, 2.5, 2.16, 2.17, 3.1, 3.2, 3.6, and 3.7 (“Fundamental Representations”), and the corresponding representations and warranties in any certificate delivered in connection with this Agreement, will survive the Closing indefinitely, or for such shorter period as may be prescribed by applicable statutes of limitation. All of the remaining representations and warranties of the Parties contained in this Agreement, in any certificate delivered in connection with this Agreement, or in the Assignment, will survive the Closing Date for a period of twelve (12) months (the “Survival Period”) and shall thereafter be of no further force or effect. The remainder of this Agreement shall survive the Closing without time limit, except as may otherwise be expressly provided herein. Representations, warranties, covenants and agreements shall be of no further force and effect after the date of their expiration; provided, however, there shall be no termination of any bona fide claim that is asserted pursuant to this Agreement prior to its expiration date with respect to such a representation, warranty, covenant or agreement.

The indemnities in Sections 9.2.1 and 9.3.1 shall terminate as of the termination date of the respective representation, warranty, covenant or agreement that is subject to indemnification; except, in each such case, as to matters for which a specific written claim for indemnity has been delivered to the Indemnifying Person on or before such termination date. The Indemnities in Sections 4.2, 9.2.2, 9.2.3 and 9.3.2 shall survive the Closing without time limit.

14.4.
Cooperation. Prior to termination of this Agreement and at all times following the Closing, the Parties agree to execute and deliver, or cause to be executed and delivered, such documents and do, or cause to be done, such other acts and things

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as might reasonably be requested by any Party to this Agreement to assure that the benefits of this Agreement are realized by the Parties.

14.5.
Filings, Notices and Governmental Approvals. Promptly after Closing, Buyer shall use commercially reasonable efforts to (a) record the Assignment and all state/federal assignments executed at the Closing in all applicable real property records and/or, if applicable, all state or federal agencies, (b) if applicable, send notices to vendors supplying goods and services for the Properties of assignment of the Properties to Buyer and, if applicable, the designation of Buyer as the operator thereof, (c) pursue the approval of all applicable Governmental Authorities of the assignment of the Properties to Buyer and, if applicable, the designation of Buyer as the operator thereof, and (d) pursue all other consents and approvals that may be reasonably required in connection with the assignment of the Properties to Buyer and the assumption of the Assumed Obligations by Buyer that shall not have been obtained prior to Closing; provided, that Buyer shall not be required to incur any liability to pay any money in order to be in compliance with the foregoing clause (d). Buyer obligates itself to take any and all action reasonably required of it by any Governmental Authority in order to obtain such approval, including but not limited to, the posting of any and all bonds or other security that may be required in excess of its existing lease, pipeline or area-wide bond. Seller shall use its commercially reasonable efforts (without any obligation to incur liability or to pay money) to assist and cooperate with Buyer in furtherance of Buyer’s efforts pursuant to this Section 14.5.

14.6.
No Third Party Beneficiaries. Except for the indemnification rights of the Seller Indemnified Parties and the Buyer Indemnified Parties under Section 9, nothing in this Agreement, express or implied, is intended to confer upon anyone, other than the Parties hereto and their respective successors and assigns, any rights or remedies under or by reason of this Agreement or to constitute any Person a third party beneficiary of this Agreement.

14.7.
Cumulative Remedies. Subject to the other provisions hereof, no failure on the part of any Party to this Agreement to exercise and no delay in exercising any right hereunder will operate as a waiver thereof, nor will any single or partial exercise by any Party hereto of any right hereunder preclude any other or further right of exercise thereof or the exercise of any other right.

14.8.
Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Texas, without giving effect to any rules or principles of conflicts of law that might otherwise refer to the laws of another jurisdiction.

14.9.
Entire Agreement. This Agreement, the Assignment and the other documents contemplated by this Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and there are no agreements, understandings, warranties or representations except as set forth herein or therein.

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14.10.
Assignment. Except as otherwise permitted pursuant to Section 14.21, prior to Closing, neither Party may assign such Party’s rights nor delegate such Party’s duties under this Agreement without the express written consent of the other Party to this Agreement.

14.11.	Amendment. Neither this Agreement nor any of the provisions hereof can be changed, waived, discharged or terminated, except by an instrument in writing signed by the Party against whom enforcement of the change, waiver, discharge or termination is sought.

14.12.
Severability. If any clause or provision of this Agreement is illegal, invalid or unenforceable under any present or future law, the remainder of this Agreement will not be affected thereby. It is the intention of the Parties that if any such provision is held to be illegal, invalid or unenforceable, there will be added in lieu thereof a provision as similar in terms to such provisions as is possible to make such provision legal, valid and enforceable.

14.13.
Attorney Fees. If any Party institutes an action or proceeding against any other Party relating to the provisions of this Agreement, including arbitration, the Party to such action or proceeding which does not prevail will reimburse the prevailing Party therein (regardless of whether the prevailing Party is the plaintiff or the defendant in such action or proceeding) for the reasonable expenses of attorneys’ fees and disbursements incurred by the prevailing Party.

14.14.
Waiver. Waiver of performance of any obligation or term contained in this Agreement by any Party, or waiver by one Party of the other’s default hereunder will not operate as a waiver of performance of any other obligation or term of this Agreement or a future waiver of the same obligation or a waiver of any future default.

14.15.
Counterparts; Facsimiles; Electronic Transmission. This Agreement may be executed in multiple counterparts, each of which will be an original instrument, but all of which will constitute one agreement. The execution and delivery of this Agreement by any Party may be evidenced by facsimile or other electronic transmission (including scanned documents delivered by email), which shall be binding upon all Parties.

14.16.
JOINT ACKNOWLEDGMENT. THIS WRITTEN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

14.17.	WAIVER OF JURY TRIAL, SPECIAL DAMAGES, ETC. EACH OF BUYER AND SELLER HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY AND IRREVOCABLY (a) WAIVES, TO THE

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MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY A JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH, (b) WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION OR ARBITRATION ANY “SPECIAL DAMAGES,” AS DEFINED BELOW, AND (c) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION, IN EACH CASE IT BEING THE EXPRESS INTENT, UNDERSTANDING, AND AGREEMENT OF THE PARTIES THAT SUCH WAIVERS ARE TO BE GIVEN THE FULLEST EFFECT, NOTWITHSTANDING THE NEGLIGENCE (WHETHER SOLE, JOINT OR CONCURRENT), STRICT LIABILITY OR OTHER LEGAL FAULT OF ANY PARTY. AS USED IN THIS SECTION, “SPECIAL DAMAGES” MEANS ALL SPECIAL, EXEMPLARY, PUNITIVE, CONSEQUENTIAL, INDIRECT, REMOTE AND SPECULATIVE DAMAGES (REGARDLESS OF HOW NAMED, AND INCLUDING LOSS OF PROFIT, LOSS OF REVENUE, LOSS OF PRODUCTION OR RESERVES OR ANY OTHER SPECIAL OR INCIDENTAL DAMAGES), BUT DOES NOT INCLUDE ANY PAYMENTS OR FUNDS WHICH ANY PARTY HERETO HAS EXPRESSLY PROMISED TO PAY OR DELIVER TO ANY OTHER PARTY HERETO.

14.18.
WAIVER OF CONSUMER RIGHTS. EACH PARTY HEREBY WAIVES ANY AND ALL RIGHTS IT MIGHT OTHERWISE HAVE UNDER THE TEXAS DECEPTIVE TRADE PRACTICES CONSUMER PROTECTION ACT, ARTICLE 17.41 ET SEQ., TEXAS BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTION, AND UNDER ANY SIMILAR CONSUMER PROTECTION LAWS OF THE STATE OF TEXAS OR ANY OTHER STATE TO THE EXTENT SUCH SIMILAR LAWS WOULD OTHERWISE APPLY. EACH PARTY REPRESENTS THAT IT HAS HAD AN ADEQUATE OPPORTUNITY TO REVIEW THE PRECEDING WAIVER PROVISION, INCLUDING THE OPPORTUNITY TO SUBMIT THE SAME TO LEGAL COUNSEL FOR REVIEW AND ADVICE AND AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION VOLUNTARILY CONSENTS TO THIS WAIVER, AND UNDERSTANDS THE RIGHTS BEING WAIVED HEREIN.

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14.19.
Mutuality. The Parties acknowledge and declare that this Agreement is the result of extensive negotiations between them. Accordingly, if there is any ambiguity in this Agreement, there shall be no presumption that this instrument was prepared solely by either Party.

14.20.
Schedules. The inclusion of any information (including dollar amounts) in any section of the disclosure Schedules hereto shall not be deemed to be an admission or acknowledgment by Seller that such information is required to be listed on such Schedule or is material to or outside the ordinary course of business of Seller. The information contained in this Agreement, the Exhibits and the Schedules hereto is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party hereto to any Third Party of any matter whatsoever (including any violation of a legal requirement or breach of contract). Disclosures as to a particular section of the Agreement or in a particular section of any schedule shall not be limited to that particular section or schedule, whether or not a specific cross-reference is included, but only to the extent that the applicability of such disclosure is appropriate and reasonably apparent.

14.21.
1031 Exchange. Seller reserves the right, at or prior to Closing, to assign its rights under this Agreement with respect to all or a portion of the Purchase Price, and that portion of the Properties associated therewith (“1031 Assets”), to a Qualified Intermediary (as that term is defined in Section 1.1031(k)-1(g)(4) of the Treasury Regulations) (the “QI”) to accomplish this transaction, in whole or in part, as a like-kind exchange (“Like-Kind Exchange”) under Section 1031 of the Internal Revenue Code of 1986, as amended (“Code”). Buyer hereby (a) consents to Seller’s assignment of its rights in this Agreement to the 1031 Assets, and (b) if such an assignment is made, provided Buyer received timely notice thereof, Buyer agrees to pay all or a portion of the Purchase Price into a qualified trust account at Closing as directed in writing by Seller. Buyer likewise reserves the right, at or prior to Closing, to assign all or a portion of its rights in this Agreement to a QI or to Buyer’s Exchange Accommodation Titleholder (as that term is defined in Revenue Procedure 2000-37) (the “EAT”) in connection with effecting a Like-Kind Exchange. Seller and Buyer acknowledge and agree that a whole or partial assignment of this Agreement to a QI or EAT shall not release either Party from or expand any of their respective liabilities and obligations to each other under this Agreement. Neither Party shall be obligated to pay any additional costs or incur any additional obligations as a result of any Like-Kind Exchange effected by the other Party and each Party agrees to hold harmless and indemnify the other Party from and against all claims, losses and liabilities, if any, resulting from such Like-Kind Exchange.

15.    Definitions and References.

15.1.
Definitions. Capitalized terms used throughout this Agreement and not defined elsewhere in this Agreement shall have the meanings given such terms in this Section 15.1 or in the Section referred to below:

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“AAA” means the American Arbitration Association.
“Accounting Referee” means such nationally recognized accounting firm mutually agreed upon by the Parties.
“Affiliate” means, with respect to any Person, any other Person that directly or indirectly (through one or more intermediaries or otherwise) Controls, is Controlled by, or is under common Control with the first Person.
“Aggregate Defect Threshold” has the meaning specified in Section 1.1.2.
“Allocated Value” means, with respect to a Property, the portion of the Purchase Price allocated to such Property as shown on Exhibit A.
“Assignment” means the Assignment, Bill of Sale and Conveyance in substantially the same form attached hereto as Exhibit B.
“Arbitrable Dispute” means (except for: (i) disputes involving Title Defects or Environmental Defects or any cure relating thereto, or involving Title Benefits, each of which will be resolved as provided in Section 1.1.10, or (ii) any matters to be resolved by the Accounting Referee as provided in Section 1.8) any and all disputes, claims, counterclaims, demands, causes of action, controversies and other matters in question arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to matters that are the subject of this Agreement or the transactions contemplated hereby or the relationship between the Parties created by this Agreement, regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Law or otherwise, or (d) seeking damages or any other relief, whether at Law, in equity or otherwise.
“Assumed Obligations” means any and all claims, demands, violations, actions, assessments,, liabilities, costs, expenses, duties and obligations, of every kind and character, known or unknown, arising out of or in connection with or attributable to or related to the Properties, or the use, ownership, operation or maintenance thereof, regardless of whether arising, occurring, accruing or attributable to periods prior to, on or after the Effective Time, and including without limitation arising out of or in connection with or attributable to or related to: (a) the terms of the oil, gas and mineral leases, easements and Contracts constituting part of the Properties; (b) Suspended Funds, (c) Gas Imbalances; (d) liabilities, costs, expenses, duties and obligations to properly plug and abandon and decommission wells, flowlines, gathering lines or other facilities, equipment or other personal property or fixtures located on or comprising part of the Properties; (e) liabilities, costs, expenses, duties and obligations to restore the surface of Real Property Interests or the Lands and any other obligations relating to the failure of the Properties or the ownership or operation thereof to comply with Environmental Laws, including any and all obligations to bring the Properties into compliance with applicable Environmental Laws (including conducting any remediation

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activities that may be required on or otherwise in connection with activities on the Properties); and (f) Third Party claims, demands, violations, actions, assessments, penalties, fines, liabilities, costs, expenses and obligations of every kind and character with respect to the Properties or to the ownership, use, operation or other disposition thereof; provided, however, notwithstanding anything in this definition to the contrary, Buyer does not assume (and the Assumed Obligations shall not include) those obligations expressly included within the definition of Retained Obligations.
“Basket” has the meaning specified in Section 9.7.1.
“Business Day” means any day other than Saturday or Sunday or a day on which banking institutions in Houston, Texas are authorized by Law to close.
“Buyer Indemnified Parties” has the meaning specified in Section 9.2.
“Casualty” means volcanic eruptions, acts of God, terrorist acts, fire, explosion, gathering line failure, earthquake, wind storm, flood, drought, condemnation, the exercise of eminent domain, confiscation or seizure.
“Casualty Loss” has the meaning specified in Section 1.4.
“Claimant” has the meaning specified in Section 13.2.
“Closing” means the closing and consummation of the transactions contemplated by this Agreement.
“Closing Date” means the date on which the Closing occurs, which will be on or before September 30, 2014, unless otherwise agreed in writing by the Parties. Buyer has the option to extend the Closing Date to October 31, 2014, with prior written notice to Seller.
“Closing Statement” has the meaning specified in Section 1.7.
“Confidentiality Agreement” means that certain Confidentiality Agreement entered into by Seller and Buyer, or by their respective Affiliates, on June 27, 2014.
“Consultant” has the meaning specified in Section 1.1.10.
“Contracts” has the meaning specified in the definition of Properties.
“Control” means the possession, directly or indirectly, of the power, directly or indirectly, to direct or cause the direction of the management or policies of the controlled Person, whether through the ownership of equity interests in or voting rights attributable to the equity interests in such Person, by contract or agency, by the general partner of a Person that is a partnership, or otherwise; and “Controls” and “Controlled” have meanings correlative thereto.

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“Cure Period” has the meaning specified in Section 1.1.9.
“Customary Post-Closing Consents” has the meaning specified in the definition of Permitted Encumbrances.
“Defect Notice” means a written notice specifying one or more defects associated with the Properties that Buyer asserts constitutes a Title Defect or Environmental Defect, and which includes a specific description of each such defect, the basis for such assertion under the terms of this Agreement, the amount of the adjustment to the Purchase Price that Buyer asserts based on such defect and its method of calculating such adjustment, together with all data and information reasonably necessary for Seller to verify the existence of the alleged defect.
“Defect Notice Date” means 5:00 p.m. Central Time on or before ten (10) Business Days before Closing.
“Defensible Title” means title that, although not necessarily constituting perfect, merchantable or marketable title, as of the Effective Time and the Closing Date and subject to Permitted Encumbrances: (a) with respect to Real Property Interest or a Well, entitles Seller to receive throughout the productive life of such Property not less than the NRI shown on Exhibit A for such Property (except for (i) decreases in connection with those operations in which Seller may from and after the Execution Date elect in accordance with Section 4.2 to be a non-consenting co-owner, (ii) decreases resulting from the establishment or amendment from and after the Execution Date of pools or units by Governmental Authorities, (iii) decreases required to allow other Working Interest owners to make up past underproduction, and (iv) as otherwise stated in Exhibit A, as applicable); (b) with respect to a Well, obligates Seller to bear not greater than the Working Interest set forth in Exhibit A, except increases in such Working Interest that result in at least a proportionate increase in Seller’s NRI for such Well; (c) with respect to a Real Property Interest, entitles Seller to not less than the respective number of Net Acres shown on Exhibit A for such Property; and (d) is free and clear of all Liens.
“Deposit” has the meaning specified in Section 1.
“Easements” has the meaning specified in the definition of Properties.
“Effective Time” means 7:00 a.m. Central Time, May 1, 2014.
“Environmental Defect” means a violation of applicable Environmental Laws existing prior to the Effective Time on or under any Property that requires, if known, or will require, once discovered, reporting to a Governmental Authority, investigation, monitoring, removal, cleanup, remediation, restoration or correction under Environmental Laws.
“Environmental Law” means any Law relating to the environment; hazardous materials, the environmental conditions on, under, or about any of the Properties, including soil, groundwater, and indoor and ambient air conditions or the

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reporting or remediation of environmental contamination, and includes, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, including the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.; the Resource Conservation and Recovery Act, including the Hazardous and Solid Waste Amendments Act of 1984, 42 U.S.C. § 6901 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq.; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1471 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 through 2629; the Oil Pollution Act, 33 U.S.C. § 2701 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Rivers and Harbors Act of 1899, 33 U.S.C. § 401 et seq.; and the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; as any of the foregoing may be amended and any other Law the purpose of which is to conserve or protect the environment.
“Excluded Assets” means (a) Seller’s minute books, financial and income tax records and legal records (other than title records); (b) any existing or future refund of costs, Taxes or expenses borne by any of Seller, its Affiliates or its or their respective predecessors in title attributable to the period prior to the Effective Time; (c) any and all proceeds from production and from the settlements of contract disputes with purchasers of Hydrocarbons or byproducts from the Lands, including settlement of take-or-pay disputes, insofar as said proceeds are attributable to periods of time prior to the Effective Time; (d) all rights and interests of Seller and its Affiliates (i) under any policy or agreement of insurance or indemnity (including any rights, claims or causes of action of Seller and its Affiliates against Third Parties under any indemnities or hold harmless agreements and any indemnities received in connection with Seller’s or any of its Affiliates’ prior acquisition of any of the Properties) to the extent and only to the extent such rights and interests relate to the ownership of the Properties prior to the Effective Time and (ii) under any bond; (e) all claims, rights, demands, actions, judgments, damages, awards, fines, penalties, recoveries (including insurance proceeds), and settlements in favor of, and all other amounts and obligations owed to, Seller relating to the Properties or any damage to or destruction thereof, in each case, to the extent relating to the period prior to the Effective Time, and all proceeds received by Seller in respect of any of the foregoing regardless of when such proceeds are received; (f) all Hydrocarbons produced from the Properties with respect to all periods prior to the Effective Time and all proceeds from the disposition thereof other than inventory for which an adjustment is made under Section 1.5(a); (g) all of Seller’s and its Affiliates’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property; (h) all accounts receivable and audit rights arising under any of the applicable contracts or otherwise with respect to the Properties with respect to any period prior to the Effective Time or to any of the Excluded Assets; (i) all information which Seller is prohibited from sharing by agreement with a Third Party (as long as Seller has made a commercially reasonable effort (at no out-of-pocket expense to Seller or any of its Affiliates) to

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secure the waiver of such prohibition); (j) all claims of Seller and its Affiliates for refunds of or loss carry forwards with respect to (1) production, ad valorem or any other Taxes attributable to any period prior to the Effective Time, (2) income or franchise taxes, or (3) any Taxes attributable to Seller’s Excluded Assets; (k) all “virtual courthouses” of Seller and its Affiliates, all of their exclusive use arrangements with title abstract facilities and all documents and instruments of Seller or any of its Affiliates that may be protected by an attorney-client privilege and all data that cannot be disclosed to Buyer as a result of confidentiality arrangements under agreements with Third Parties (other than title opinions and other title records relating to the Properties and, as to any such confidentiality arrangements, as long as Seller has made a commercially reasonable effort (at no out-of-pocket expense to Seller or any of its Affiliates) to secure the waiver of such prohibition ); (l) all drilling rigs and related equipment, work over rigs and related equipment and tools; and (m) all vehicles.
“Execution Date” has the meaning specified in the introductory paragraph.
“Final Statement” has the meaning specified in Section 1.8.
“Fundamental Representations” has the meaning specified in Section 14.3.
“GAAP” means generally accepted accounting principles, consistently applied, as recognized by the U.S. Financial Accounting Standards Board (or any generally recognized successor). The requisite that such principles be consistently applied means that the accounting principles in a current period are comparable in all material respects to those applied in preceding periods.
“Gas Imbalances” means any gas production, pipeline, storage, processing, transportation or other imbalance or unsatisfied through-put obligations attributable to Hydrocarbons produced from Seller’s interest in the Lands.
“Governmental Authority” means any foreign, national, state, local, municipal, tribal or other government or division thereof; any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; and any court or governmental tribunal or arbitrator.
“Hazardous Materials” shall mean, without limitation, any waste, substance, product, or other material (whether solid, liquid, gas or mixed), which is or becomes identified, listed, published, or defined as a hazardous substance, hazardous waste, hazardous material, toxic substance, radioactive material or solid waste, including Hydrocarbons, oil, or petroleum waste, or any other waste, pollutant or contaminant that is regulated, restricted or subject to reporting and recordkeeping under any Environmental Law.
“Hydrocarbons” means crude oil, natural gas, casinghead gas, condensate, natural gas liquids, and other liquid or gaseous hydrocarbons.

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“Individual Claim” has the meaning specified in Section 9.7.1.
“Individual Defect Threshold” has the meaning specified in Section 1.1.1.
“Knowledge” of a fact or matter means the actual knowledge with respect to such fact or matter of any of the following listed individuals: (a) with respect to Buyer, the individuals listed in Schedule 15.1(a), and (b) with respect to Seller, the individuals listed in Schedule 15.1(b).
“Lands” means the lands covered by the Real Property Interests and all lands pooled or unitized therewith.
“Laws” means any and all applicable laws, statutes, ordinances, permits, decrees, writs, injunctions, orders, codes, judgments, principles of common law, rules or regulations (including Environmental Laws) which are promulgated, issued or enacted by a Governmental Authority having jurisdiction.
“Lien” means any lien, mortgage, security interest, burden, defect, pledge, charge, encumbrance or condition, in each case, that impairs Seller’s title to the Properties, but does not include any production payment, net profits interest, overriding royalty interest or similar interest to the extent any such interest does not reduce Seller’s NRI below that shown for such Seller on Exhibit A.
“Limitation of Liability Exclusions” has the meaning specified in Section 9.7.1.
“Material Adverse Effect” means any result, consequence, condition, or matter which (a) materially adversely affects the Properties or the operations, rights, results of operations or the value of such Properties, taken as a whole, (b) materially impairs, prevents or materially delays Seller’s ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement; provided, however, that, in any event, Material Adverse Effect shall not include such material adverse effects resulting from: (1) any changes, circumstances or effects that affect generally the oil and gas industry, or that result from international, national, regional, state or local economic conditions, from general developments or from other general economic conditions, facts or circumstances, including changes in Tax policy or other fiscal conditions, that are not subject to the control of the relevant Party; (2) changes, circumstances or effects that result from any of the transactions contemplated in this Agreement or the public announcement thereof; (3) changes, circumstances or effects that result from conditions or events resulting from an outbreak or escalation of hostilities, whether nationally or internationally, or the occurrence of any other calamity or crisis, whether nationally or internationally, including the occurrence of one or more terrorist attacks; (4) Casualty Losses; (5) matters that are cured or no longer exist by the earlier of Closing and the termination of this Agreement; (6) acts or failures to act of Governmental Authorities; (7) any change in Laws and any interpretations thereof after the Execution Date; (8) any reclassification or recalculation of reserves in the ordinary course of business; (9) fluctuations in the

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price of oil and gas or other Hydrocarbons; and (10) natural declines in well performance.
“Net Acres” means, as calculated separately with respect to each Real Property Interest, (a) the number of gross acres of land covered by such leasehold interest, multiplied by (b) the lessor’s interest in the Hydrocarbons in the lands covered by such leasehold interest, multiplied by (c) Seller’s undivided interest in such leasehold interest (provided, however, if items (b) and (c) vary as to different areas of such lands covered by such leasehold interest, a separate calculation shall be performed with respect to each such area).
“Net Revenue Interest” (or “NRI”) means the decimal interest in and to all production of the Hydrocarbons produced and saved or sold from or allocated to the relevant Real Property Interest after giving effect to all valid lessors’ royalties, overriding royalties and/or other burdens against production.
“NORM” has the meaning specified in Section 4.10.
“Operating Expenses” means all operating expenses (including costs of insurance and ad valorem, property, severance, production and similar Taxes based upon or measured by or attributable to the ownership or operation of the Properties or the production of Hydrocarbons therefrom, but excluding any other Taxes) and all capital expenditures incurred in the ownership and operation of the Properties and, where applicable, in accordance with the relevant operating or unit agreement, if any, and overhead costs charged to the Properties under the relevant operating agreement or unit agreement, if any, but excluding any loss, damage, diminution in value, claim, liability, debt, obligation or expense (including interest, reasonable legal fees, and expenses of litigation and attorneys’ fees) attributable to: (a) personal injury or death, property damage or violation of any Law, (b) obligations to plug wells, dismantle or decommission facilities, close pits and restore the surface around such wells, facilities and pits, (c) environmental matters, including obligations to remediate any contamination of groundwater, surface water, soil, sediments or personalty under applicable Environmental Laws, (d) obligations with respect to Gas Imbalances, and (e) obligations to pay royalties, overriding royalties or other interest owners revenues or proceeds attributable to sales of Hydrocarbons relating to the Properties, including those held in suspense as Suspended Funds.
“Party” and “Parties” have the meanings specified in the introductory paragraph.
“Permitted Encumbrances” means: (a) royalties, overriding royalties and other burdens on production to the extent they do not, individually or in the aggregate, reduce Seller’s NRI in any Property from that shown on Exhibit A; (b) Liens for Taxes for which payment is not due; (c) Liens of mechanics, materialmen, warehousemen, landlords, vendors, and carriers and any similar Liens arising by operation of Law which, in each instance, arise in the ordinary course of business, for sums not yet due; (d) the terms and provisions of all oil, gas and mineral

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leases, the Material Contracts and the unitization and pooling designations and declarations, to the extent they do not, individually or in the aggregate, reduce Seller’s NRI in any Property from that shown on Exhibit A; (e) easements, surface leases, and other rights and plat restrictions, zoning laws, restrictive covenants and conditions, regulatory authority of Governmental Authorities, and building and other land use laws and similar encumbrances; (f) all rights to consent by, required notices to, filings with or other actions by Governmental Authorities in connection with the sale, disposition, transfer or conveyance of federal, state, tribal, or other governmental oil and gas leases or interests therein or related thereto, or the transfer of operations of any wells, where the same are customarily obtained subsequent to the assignment, disposition or transfer of such oil and gas leases or interests therein, or such operations (“Customary Post-Closing Consents”); (g) conventional rights of reassignment obligating the lessee to reassign or offer to reassign its interests in any lease prior to a release or abandonment of such lease; (h) required non-governmental Third Party consents to assignments which have been obtained or waived by the appropriate parties or which need not be obtained prior to an assignment or which cannot be unreasonably withheld, and preferential rights to purchase which have been waived by the appropriate parties or for which the time period for asserting such rights has expired without the exercise of such rights; (i) rights of tenants-in-common in and to the Properties; (j) rights vested in or reserved to any Governmental Authority to regulate the Properties, to terminate any right, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn or expropriate any of the Properties; and (k) the exceptions set forth within the subparts of the definition of Title Defect; (l) all other defects or irregularities, if any, affecting the Properties which do not, individually or in the aggregate, adversely interfere in any material way with the present or future operation or use of the Properties subject thereto or affected thereby and which would be accepted by a reasonably prudent and sophisticated buyer engaged in the business of owning, developing and operating oil and gas properties in the same geographical location with knowledge of all the facts and appreciation of their legal significance and only to the extent such defects or irregularities do not, individually or in the aggregate, reduce Seller’s NRI in any Property from that shown on Exhibit A.
“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or other entity or Governmental Authority.
“PPR” has the meaning specified in Section 1.2.
“Proceedings” means any and all proceedings, suits, claims, inquiries, causes of action, investigations, arbitrations and mediations by or before any Governmental Authority, mediator or arbitrator.
“Properties” means Seller’s right, title and interest in and to the following (but excluding the Excluded Assets):

PURCHASE AND SALE AGREEMENT	45

(a)
the oil, gas and mineral leases and mineral fee interests described on Exhibit A-1, and the operating rights, working interests, net revenue interests, and other rights to Hydrocarbons therein, whether producing or non-producing, in each case, subject to any depth limitations described on Exhibit A-1 (Seller’s interest as so limited, the “Real Property Interests”);

(b)	all oil, gas, injection, disposal, water and other wells located on the Lands, including without limitation those wells described on Exhibit A-2 (collectively, the “Wells”);

(c)
all equipment, fixtures, improvements, and other real, personal and mixed property that is appurtenant to or used or held for use in connection with the production, gathering, treatment, processing, storing, transporting, sale or disposal of Hydrocarbons or water produced from the Wells, including all such equipment installed, or in the process of being installed, on any Real Property Interest as of the Effective Time (the “Equipment”);

(d)
all unitization, pooling, communitization agreements, declarations and orders, and statutorily, judicially or administratively created drilling, spacing and/or production units, whether recorded or unrecorded, to the extent attributable to the Lands;

(e)	all Hydrocarbons in, on, under or produced from or attributable to the Lands from and after the Effective Time and the proceeds thereof, and the inventory purchase pursuant to Section 1.5(a);

(f)
to the extent assignable (i) all easements, rights-of-way, surface fee interests, surface leases, surface use agreements and other surface usage rights existing as of the Closing Date to the extent used or held for use in connection with the ownership or operation of the Properties (the “Surface Rights); and (ii) any permit, license, right consent, registration, order, approval, variance, exemption, waiver, or other authorization, in each case, of a Governmental Authority (the “Permits”), in each case, relating to the ownership or operation of the Properties;

(g)
all existing and valid Hydrocarbon sales agreements, operating agreements, gathering agreements, transportation agreements, farmout and farmin agreements, unitization, pooling and communitization agreements, purchase agreements, exploration agreements, area of mutual interest agreements, exchange and processing agreements, balancing agreements, service agreements, partnership and joint venture agreements and any other contracts, agreements and instruments, in each case, to the extent the above

PURCHASE AND SALE AGREEMENT	46

agreements cover, are attributable to or relate to the Real Property Interest Lands or the Wells (“Contracts”);

(h)
Seller’s files, records and data (including electronic data) to the extent specifically related to the Properties, including but not limited to lease files, land files, well files, division order files, abstracts, title files, surveys, engineering and/or production files, and accounting and Tax records; provided, however, “Records” does not include (a) any of Seller’s Excluded Assets and (b) any files, records and data which Seller or its Affiliates are prohibited, by agreement, from sharing with a third party (the “Records”);

(i)	All geological data and maps in Seller’s possession relating to the Properties; and

(j)
Notwithstanding anything to the contrary in the definition of Excluded Assets, all rights of Seller to indemnification, to contribution under CERCLA, in respect of breaches of statutory or implied warranties or representations, nuisance, trespass or other tort actions, rights to punitive damages, common Law rights of contribution and rights under any Contracts (including audit rights), in the case of each of the foregoing, as against Third Parties and solely to the extent covering claims specifically based on, relating to or arising out of the Assumed Obligations (and excluding any such rights to the extent covering claims based on, relating to or arising out of the Retained Obligations, and also excluding any rights Seller may have to insurance proceeds).

“Purchase Price” has the meaning specified in Section 1.
“Real Property Interests” has the meaning specified in the definition of Properties.
“Records” has the meaning specified in the definition of Properties.
“Required Consent” means a consent by a third party that, if not obtained prior to the assignment of a Real Property Interest or Well, automatically either (a) voids or nullifies the Assignment with respect to such Property or (b) terminates Seller’s interest in the Property subject to such consent; provided, however, “Required Consent” does not include any consent which by its terms cannot be unreasonably withheld or any Customary Post-Closing Consent.
“Respondent” has the meaning specified in Section 13.2.
“Retained Obligations” means any and all claims, demands, violations, actions, assessments, penalties, fines, liabilities, costs, expenses, duties and obligations, of every kind and character, known or unknown, occurring, arising or accruing prior

PURCHASE AND SALE AGREEMENT	47

to the Effective Time and relating to, arising out of, in connection with or attributable to the following:

(a)	Operating Expenses accruing prior to the Effective Time;

(b)	all Taxes for which Seller is responsible pursuant to this Agreement;

(c)
all actions, suits or proceedings set forth on Schedule 2.4 except insofar and only insofar as they are attributable or relate to the ownership or operation of the Properties for periods from and after the Effective Time;

(d)
the failure to pay or incorrect payment to any Third Party of royalties, overriding royalties and other burdens payable out of production insofar as the same are attributable to sale of Hydrocarbons produced from the Properties prior to the Effective Time, other than those held in suspense as Suspended Funds and delivered to Buyer pursuant to the terms of this Agreement;

(e)	personal injury, illness or death arising out of Seller’s operations, prior to the Effective Time, of the Properties in Seller’s capacity as operator thereof;

(f)	the gross negligence or willful misconduct of Seller in connection with its operations, prior to the Effective Time, of the Properties in Seller’s capacity as operator thereof; and

(g)
disposal or transportation of any Hazardous Materials from the Properties to any location not on the Properties in violation of Environmental Law and attributable to the period of time prior to the Effective Time.

(h)
The reimbursements, if any, paid to Whiting Oil and Gas Corporation under Section 3.6 of that certain Gas Purchase, Gathering and Processing Agreement between Whiting Oil and Gas Corporation and Seller relating to the working interests specified on Schedule 9.2.3 (h) in and to the Individual Wells, Projects and Pad specified on Schedule 9.2.3 (h).

“Seller Indemnified Parties” has the meaning specified in Section 9.3.
“Special Damages” has the meaning specified in Section 14.17.
“Suspended Funds” means funds which Seller is holding as of the Closing Date which are owing to Third Party owners of royalty, overriding royalty, working or other interests in respect of past production of oil, gas or other Hydrocarbons attributable to the Properties.

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“Taxes” means taxes of any kind, levies, or other like assessments, customs, duties, imposts, charges or fees of any Governmental Authority, including gross receipts, ad valorem, value added, excise, real or personal property, asset, sales, use, royalty, license, payroll, transaction, capital, net worth and franchise taxes, withholding, employment, social security, workers compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to any Governmental Authority, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax, including penalties for the failure to file any tax return or report.
“Third Party” means any Person other than a Party or an Affiliate of a Party.
“Title Benefit” means, as to any Real Property Interest or Well, (a) that Seller’s ownership of such Real Property Interest entitles Seller to a larger NRI or a greater number of Net Acres than that shown on Exhibit A for such Real Property Interest, and (b) that Seller’s ownership of such Well entitles Seller to a larger NRI or a smaller Working Interest (without a proportionately smaller NRI) than that shown for Seller on Exhibit A.
“Title Defect” means, as to any Real Property Interest or Well, any condition, circumstance, event, defect, irregularity or other matter that causes Seller’s title to such Property to be less than Defensible Title as of the Effective Time and the Closing Date. Notwithstanding the foregoing, the following shall not be considered Title Defects:

(a)	defects based solely on lack of information in Seller’s files or references to a document if such document is not in Seller’s files;

(b)
defects arising out of lack of corporate or other entity authorization unless the Buyer provides affirmative written evidence that the action was not authorized and results in another party’s superior claim of title;

(c)
defects based on failure to record leases issued by any federal governmental body, or any assignments of such leases, in the real property, conveyance or other records of the county in which the Property is located;

(d)	defects arising out of a lack of a survey or lack of metes and bounds descriptions, unless a survey is expressly required by applicable Laws;

(e)
defects in the chain of title consisting of the failure to recite marital status in a document or omissions of successions of heirship or estate proceedings, unless the Buyer provides affirmative evidence that such failure or omission has resulted in another party’s superior claim of title;

PURCHASE AND SALE AGREEMENT	49

(f)	defects based on a gap in the chain of title, unless such gap is affirmatively shown to exist in such records by an abstract of title, title opinion or landman’s title chain;

(g)
defects that have been cured by the passage of time, the doctrine of adverse possession, applicable laws of limitation or prescription or such other matter that would render such defect invalid according to applicable Law;

(h)	defects based solely on a legal description that includes the lessor’s mineral estate but describes a tract of land larger than that owned by the lessor;

(i)	defects arising out of prior oil and gas leases or assignments, which defects or irregularities, on their face, expired more than ten (10) years prior to the Effective Time;

(j)
defects resulting from failure to record releases of liens, production payments or mortgages that have expired by their own terms or the enforcement of which are barred by applicable statutes of limitation; and

(k)	an unsubordinated mortgage of a lessor that is not in default.

“Wells” has the meaning specified in the definition of Properties.
“Working Interest” (or “WI”) means the decimal interest in the full and entire leasehold estate in any Property and all rights and obligations of every kind and character pertinent thereto or arising therefrom, without regard to any valid lessor royalties, overriding royalties and/or other burdens against production, insofar as said interest in said leasehold is burdened with the obligation to bear and pay the cost of exploration, development and operation.

15.2.
References and Construction. All references in this Agreement to Exhibits, Schedules, Sections, paragraphs, and other subdivisions refer to the corresponding Exhibits, Schedules, Sections, paragraphs, and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Sections, subsections or other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Section” and “this subsection,” and words of similar import, refer only to the Section or subsection hereof in which such words occur. A defined term has its defined meaning throughout this Agreement regardless of whether it appears before or after the place where it is defined. The word “including” (in its various forms) means including without limitation. Each accounting term not defined herein, and each accounting term partly defined

PURCHASE AND SALE AGREEMENT	50

herein to the extent not defined, will have the meaning given to it under GAAP. All references to prices, values or monetary amounts refer to United States dollars. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. Exhibits and Schedules referred to herein are attached to and by this reference incorporated herein for all purposes.

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SIGNATURE PAGES FOLLOW]

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IN WITNESS WHEREOF, Seller has executed this Agreement on the Execution Date.

SELLER:

FIDELITY EXPLORATION & PRODUCTION
COMPANY, a Delaware corporation
By:	/s/ Darwin L. Subart

Darwin L. Subart
Chief Financial Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT

IN WITNESS WHEREOF, Buyer has executed this Agreement on the Execution Date.

BUYER:

LIME ROCK RESOURCES III-A, L.P.

By:	Lime Rock Resources III-A GP, LLC
Its:	General Partner
By:	Lime Rock Resources GP III, L.P.
Its:	Sole Member
By:	LRR GP III, LLC
Its:	General Partner
By:	/s/ Eric Mullins

Eric Mullins
Co-Chief Executive Officer

SIGNATURE PAGE TO PURCHASE AND SALE AGREEMENT